Exhibit 2.1

Execution Version

ENVERIC BIOSCIENCES, INC.

and

1306432 B.C. LTD.

and

1306436 B.C. LTD.

and

MAGICMED INDUSTRIES INC.

AMALGAMATION AGREEMENT

Dated effective as of May 24, 2021

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT is made effective as of May 24, 2021 (the “Execution Date”)

AMONG:

ENVERIC BIOSCIENCES, INC., a corporation existing under the laws of the State of Delaware

(“Parent”)

AND:

1306432 B.C. LTD., a corporation existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of Parent

(“HoldCo”)

AND:

1306436 B.C. LTD., a corporation existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of HoldCo

(“Purchaser”)

AND:

MAGICMED INDUSTRIES INC., a corporation existing under the laws of the Province of British Columbia

(“Company”)

WHEREAS:

A.	HoldCo is a wholly-owned subsidiary of Parent and Purchaser is a wholly-owned subsidiary of HoldCo;

B.	Parent, indirectly through Purchaser, wishes to acquire all of the outstanding securities of Company in exchange for securities of Parent by way of an amalgamation under the BCBCA (as defined herein), upon the terms and conditions set forth herein such that, upon completion of the Amalgamation (as defined herein), the amalgamated corporation will be an indirect wholly-owned subsidiary of Parent; and

C.	The Parties (as defined herein) wish to enter into this Agreement (as defined herein) to set out the terms and conditions of the Amalgamation and matters related thereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties covenant and agree as follows:

Article 1

INTERPRETATION

1.1 Defined Terms

In this Agreement and in the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following terms will have the following meanings:

“1933 Act” means the United States Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Parties after the date of this Agreement relating to: (a) any direct or indirect sale, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the revenue of (as applicable) the Parent, Company or their respective Subsidiaries (in each case, on a consolidated basis) or of 20% or more of the voting, equity or other securities of (as applicable) the Parent or Company (or rights or interests therein or thereto); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance (excluding treasury issuances resulting from the exercise or conversion of currently outstanding securities) or other transaction that, if consummated, would result in a Person or group of Persons beneficially owning 20% or more of any class of voting, equity or other securities or any other equity interests (including securities convertible into or exercisable or exchangeable for securities or equity interests) of (as applicable) the Parent or Company; (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Parent, Company or their respective Subsidiaries; (d) any other similar transaction or series of transactions involving the Parent, Company or their respective Subsidiaries; or (e) any other transaction, the consummation of which could reasonably be expected to impede, prevent or delay the transactions contemplated by this Agreement, including the Amalgamation.

“Affiliate” with respect to any specified Person at any time, means each Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by, or is under direct or indirect common control with, such specified Person at such time.

“Agreement” means this amalgamation agreement, the Company Disclosure Statement and the Parent Disclosure Statement, each as may be supplemented, amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Amalco” means the corporation resulting from the Amalgamation.

“Amalco Common Shares” means common shares in the capital of Amalco.

“Amalco Options” has the meaning specified in Section 2.5(a).

“Amalco Redeemable Preferred Shares” means the Class A Preferred Shares in the capital of Amalco having the terms set forth in the Articles.

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“Amalco Redemption Consideration” means 0.000001 of a share of Parent Common Stock per Amalco Redeemable Preferred Share, being the consideration payable to holders of Amalco Redeemable Preferred Shares upon the redemption of the Amalco Redeemable Preferred Shares immediately following the completion of the Amalgamation.

“Amalgamation” means the amalgamation of Company and Purchaser pursuant to Section 269 of the BCBCA as of the Closing Date on the terms and conditions set forth in this Agreement.

“Amalgamation Application” means the amalgamation application in respect of the Amalgamation to be completed and filed with the Registrar pursuant to Section 275(1)(a) of the BCBCA substantially in the form attached as Schedule “A” to this Agreement, subject to any amendments or variations made in accordance with this Agreement with the prior written consent of the Parties, each acting reasonably.

“Amalgamation Resolution” means the special resolution of the Company Shareholders with respect to the approval of the Amalgamation, this Agreement and the transactions contemplated thereby and hereby, to be considered by the Company Shareholders at the Company Meeting.

“Applicable Laws” means, with respect to any Person, any and all applicable law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have (or are applied as if they have) the force of law, policies, guidelines, notices and protocols of any Governmental Authority, as amended.

“Articles” means the articles of Amalco substantially in the form attached hereto as Schedule “B” and signed by a director of Amalco, subject to any amendments or variations made in accordance with this Agreement with the prior written consent of the Parties, each acting reasonably.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, license, registration, qualification, certificate or other similar authorization of or from any Governmental Authority having jurisdiction over the Person.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.1(d).

“BCBCA” means the Business Corporations Act (British Columbia).

“Breaching Party” has the meaning specified in Section 7.9(c).

“Business Day” means any day other than a Saturday, Sunday or a day observed as a holiday in the Provinces of British Columbia or Alberta.

“Certificate of Amalgamation” means the certificate of amalgamation to be issued under the BCBCA to Amalco pursuant to Section 281 of the BCBCA.

“Closing” means the closing of the Transaction.

“Closing Date” means the date of the completion of the Amalgamation.

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“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Collective Agreements” means collective agreements and related documents including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards).

“Company” has the meaning set forth on the first page of this Agreement.

“Company Board” means the board of directors of Company.

“Company Board Approval” has the meaning set forth in Section 4.1(r).

“Company Broker Warrants” means the outstanding warrants of the Company to purchase a unit of the Company at an exercise price of C$0.50 per unit, each unit comprised of one Company Common Share and one half of one (1/2) Company Warrant, each whole Company Warrant entitling the holders thereof to one Company Common Share upon payment of the exercise price of C$0.75 per share.

“Company Change in Recommendation” has the meaning set forth in Section 9.2(a)(iv)(C)(1).

“Company Circular” means the notice of meeting and information circular and proxy statement of the Company and all related materials at the time required to be mailed to the Company Shareholders in connection with the Company Meeting and all amendments or supplements thereto, if any.

“Company Common Shares” means the common shares in the capital of the Company.

“Company Disclosure Statement” means the disclosure statement of the Company to be delivered by Company to Parent on or prior to the Execution Date.

“Company Employees” means the officers and employees of the Company and its Subsidiaries.

“Company Financial Statements” means the (a) audited consolidated financial statements of the Company for the period from incorporation on May 26, 2020 to June 30, 2020, and the notes thereto; and (b) unaudited consolidated interim financial statements of the Company for the three and six month periods ended December 31, 2020, consisting of the consolidated statements of financial position as at the period end and the accompanying consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows, and all notes in respect thereof.

“Company Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof, for the purpose of, among other things, considering and, if thought fit, approving the Amalgamation Resolution and for any other purpose as may be set out in the notice of the Company Meeting and, other than any annual business proposed to be conducted at the Company Meeting that is unrelated to the Transaction, agreed to in writing by the Parent, HoldCo and the Purchaser.

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“Company Option Plan” means the MagicMed Industries Inc. Stock Option Plan dated January 22, 2021 governing the Company Options.

“Company Optionholders” means the holders of Company Options.

“Company Options” means the outstanding options of the Company to purchase Company Common Shares issued pursuant to the Company Option Plan.

“Company Related Persons” has the meaning set forth in Section 4.2.

“Company SARs” means the stock appreciation rights issued pursuant to the Company SARs Plan.

“Company SARs Plan” means the MagicMed Industries Inc. Stock Appreciation Rights Plan dated January 22, 2021 governing the Company SARs.

“Company SARs Holders” means the holders of Company SARs.

“Company Securityholders” means, collectively, the Company Shareholders, the Company Optionholders, Company SARs Holders, and the Company Warrantholders.

“Company Shareholders” means holders of Company Common Shares.

“Company Shareholder Approval” means the approval by the Company Shareholders of the Amalgamation Resolution.

“Company Support Agreements” means the voting agreements between the Parent and each of the directors and executive officers of the Company dated as of the Execution Date setting forth the terms and conditions upon which such Persons have agreed, among other things, to vote their Company Common Shares in favor of the Amalgamation Resolution.

“Company Termination Payment Event” has the meaning set forth in Section 10.1(b).

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means the outstanding common share purchase warrants of the Company to purchase Company Common Shares, as represented by stand-alone warrant certificates or as set forth and provided for in the warrant indenture between the Company and Capital Transfer Agency ULC dated as of December 16, 2020, as supplemented by a supplemental indenture dated April 1, 2021 between the Company and Olympia Trust Company, as successor warrant agent to Capital Transfer Agency ULC.

“Confidentiality Agreement” means the confidentiality agreement dated April 19, 2021 between the Parent and the Company.

“Consideration” means the aggregate number shares of Parent Common Stock to be issued or issuable (a) as Consideration Shares, (b) in respect of the Amalco Options and (c) in respect of the Company Warrants and the Company Broker Warrants, in each case pursuant to, or following the consummation of, the Amalgamation.

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“Consideration Shares” means the shares of Parent Common Stock to be issuable at the Effective Time pursuant to the Amalgamation.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, instrument, license, sublicense, franchise, lease, arrangement, commitment, understanding or other right or obligation, whether written or oral, to which a Party or any Affiliate thereof is a party, or is bound or affected by, or to which any of their respective properties or assets is subject.

“Dissent Rights” means the rights of dissent available under and incompliance with Section 242 of the BCBCA in respect of the Amalgamation.

“Dissenting Shareholders” means any Company Shareholder who validly exercises, and does not withdraw prior to the Effective Time, Dissent Rights.

“Effective Time” means the time of completion of the Amalgamation.

“Employee Plans” has the meaning set forth in Section 4.1(bb)(i).

“End Date” means December 31, 2021.

“Environmental Laws” means all Applicable Laws and agreements with Governmental Authorities and all other statutory requirements relating to public health and as now or hereafter in effect in any way relating to protection of human health and safety, public welfare, the environment, or natural resources, including those Laws relating to the storage, handling and use of chemicals, Hazardous Substances, and those Laws relating to the Release, reporting, discharge, investigation, or remediation of waste materials and Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any Person within the meaning of Section 414 of the Code.

“Exchange Ratio” means an amount equal to .2658.

“Execution Date” has the meaning set forth on the first page of this Agreement.

“Founder Lock-Up Agreement” has the meaning set forth in Section 7.3(h).

“Governmental Authority” means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, tribunal, official, minister, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board or authority of any of the foregoing, including the Securities Authorities; or (c) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, including any stock exchange.

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“Hazardous Substances” means any element, waste or other substance, whether natural or artificial and whether consisting of gas, liquid, solid or vapor that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety.

“HoldCo” has the meaning set forth on the first page of this Agreement.

“IFRS” means International Financial Reporting Standards.

“In the Money Amount” means in respect of an option at any time, the amount, if any, by which the aggregate fair market value, at that time, of the shares subject to the option exceeds the aggregate exercise price under the option.

“Insider Lock-Up Agreement” has the meaning set forth in Section 7.3(i).

“Intellectual Property” means all of the following, worldwide, whether registered, unregistered or registrable: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, formulae, systems, processes, technology, whether patentable or not, and all patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals and extensions; (c) trade secrets and other rights in confidential and other nonpublic information; (d) software, including interpreted or compiled Source Code, object code, development documentation, programming tools, drawings, specifications, metadata and data; (e) copyrights in writings, designs, mask works, software, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the foregoing; (f) data and database rights; (g) internet websites, domain names and registrations pertaining thereto; (h) social media accounts, the usernames and passwords associated therewith, and all content contained therein; (i) any other intellectual property or proprietary rights of any kind, nature or description; and (j) any tangible embodiments of the foregoing (in whatever form or medium).

“Intellectual Property Rights” has the meaning set forth in Section 4.1(v).

“IRS” means the United States Internal Revenue Service.

“Leased Properties” has the meaning set forth in Section 4.1(t)(ii).

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.

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“Lock-Up Agreements” has the meaning set forth in Section 7.3(i).

“Material Adverse Effect” when used in connection with a Party means any result, change, event, occurrence, effect, state of facts or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, either individually or in the aggregate is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, condition (financial or otherwise) or liabilities (contingent or otherwise) or prospects of that Party and its Subsidiaries, taken as a whole, and would, or would be reasonably expected to, prevent or materially delay either Party from consummating the transactions contemplated by this Agreement by the End Date, except any such change, event, occurrence, effect, state of facts or circumstance resulting from or relating to: (a) any change in general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States; (b) any change or proposed change in Applicable Laws, IFRS or U.S. GAAP; (c) any change affecting the industries or markets in which such Party operates; (d) any natural disaster or the commencement or continuity of any act of war, armed hostilities or acts of terrorism; (e) the announcement of this Agreement or the transactions contemplated hereby; (f) any action taken (or omitted to be taken) by a Party or its Subsidiaries which is required to be taken (or omitted to be taken) pursuant to this Agreement; (g) any change in the market price or trading volume of any securities of a Party (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred); (h) any epidemic, pandemic, disease outbreak (including COVID-19), other health crisis or public health event; or (i) any matter which has been publicly disclosed or communicated in writing by a Party to the other Party as of the Execution Date and such other Party has acknowledged receipt of such written communication; provided, however, that with respect to clauses; (a) through to and including (c), such matters do not have a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to companies of similar size operating in the industries or markets in which such Party operates (in which case the incremental disproportionate effect may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), and provided further, however, that unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall be deemed not to be, illustrative or interpretive for the purpose of determining whether a “Material Adverse Effect” has occurred.

“Material Contract” means each of the following Contracts to which a Party is a party or by which a such Party’s assets or properties are bound:

(a) Contracts with its security holders, any of its Affiliates or any current or former officer, director, employee, any member of his or her immediate family or any Affiliate of any of the foregoing (collectively, “Related Parties”);

(b) Contracts with any labor union or association representing any employee;

(c) Contracts for the sale of any of the assets of such Party other than in the Ordinary Course or for the grant to any Person of any preferential rights to purchase any of its assets;

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(d) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(e) Licenses for Intellectual Property, except standard end user licenses to the proprietary software and except licenses of commercial off-the-shelf software available on reasonable terms for a license fee of no more than $10,000;

(f) Contracts containing covenants of the not to compete with any Person in any line of business, industry or geographical area or restricting the solicitation, engagement or hiring of any Person or otherwise restricting the operation of a Party’s business;

(g) Contracts relating to the acquisition (by merger, purchase of equity or assets or otherwise) of any operating business, material assets or capital stock of any other Person;

(h) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets;

(i) Contracts giving rise to material Liabilities;

(j) all Contracts obligating a Party to provide or obtain products or services for a period of one (1) year or more or requiring a Party to purchase or sell a stated portion of its requirements or outputs;

(k) Contracts (i) relating to the employment of, or the performance of services by, any Person, including any current or former employee or independent contractor, (ii) pursuant to which a Party are or may become obligated to make any severance, retention, change of control, termination or similar payment to any current or former employee, independent contractor or director, or (C) pursuant to which a Party is or may become obligated to make any bonus, sales compensation, or similar payment (whether in the form of cash, stock, or other securities but excluding payments constituting base salary);

(l) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by a Party;

(m) Contracts (or group of related Contracts) which involve the expenditure or receipt of more than $25,000 annually or $50,000 in the aggregate or require performance by any party more than one (1) year from the Execution Date;

(n) Contracts with a Governmental Body;

(o) Contracts (A) imposing any confidentiality obligation on a Party or on any other Person (other than routine nondisclosure agreements or routine confidentiality provisions contained in agreements entered into by a Party or its Subsidiaries in the Ordinary Course), (B) containing “standstill” or similar provisions, or (C) providing any right of first negotiation, right of first refusal or similar right to any other Person;

(p) Contracts related to any broker, distributor, dealer, manufacturer’s representative, franchise, agency (foreign or domestic), continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising;

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(q) Contracts containing a provision which provides exclusivity to any other Person, that any term of such Contract will be no less favorable to any other Person either individually or in the aggregate than similar provisions in any other Contract, or any other similar “most favored nation” or “most favored customer” provision in favor of any other Person;

(r) Contracts containing an obligation to indemnify any current or former officer or director of a Party and its Subsidiaries or to indemnify any other Person in connection with the acquisition (whether by means or merger, stock sale or asset sale) of any Person, except for any such Contract that is no longer in effect and under which no claim has been made or threatened;

(s) settlement document or Contract with respect to any Proceeding involving a Party (but only to the extent such documents contain any unfulfilled or continuing obligations of a Party);

(t) Contracts under which a Party (A) collects or processes personally identifiable information, or (B) transfers personally identifiable information to a third party for that third party’s processing or use;

(u) real property leases; and

(t) Contracts that are otherwise material to a Party.

“NASDAQ” means The Nasdaq Stock Market LLC.

“NASDAQ Listing Application” has the meaning set forth in Section 3.1.

“Notice of Articles” means the notice of articles to be issued by the Registrar in respect of Amalco in the form contained in the Amalgamation Application.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

“Organizational Documents” means, with respect to a Person, (a) the certificate or articles of incorporation, amalgamation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable), and (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Applicable Laws.

“Other Filings” has the meaning set forth in Section 7.12(a).

“Owned Properties” has the meaning set forth in Section 4.1(t)(i).

“Parent” has the meaning set forth on the first page of this Agreement.

“Parent Board” means the board of directors of the Parent.

“Parent Board Approval” has the meaning set forth in Section 5.1(v).

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

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“Parent Common Stock” means the common stock, par value $0.01 per share, of the Parent.

“Parent Disclosure Statement” means the disclosure statement of the Parent to be delivered by Parent to Company: (a) on or prior to the Execution Date, and (b) at the Effective Time as updated to the Effective Time.

“Parent Employees” means the officers and employees of the Parent and its Subsidiaries.

“Parent Fairness Opinion” means an opinion of Gemini Partners to the effect that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be issued by the Parent pursuant to this Agreement and the Exchange Ratio are fair, from a financial point of view, to the Parent.

“Parent Financial Statements” means the (a) audited condensed consolidated financial statements of the Parent as at, and for the year ended, December 31, 2020, including the notes thereto, and (b) unaudited condensed consolidated financial statements of the Parent as at, and for the three months ended March 30, 2021, consisting of the unaudited condensed consolidated balance sheets, the unaudited condensed consolidated statements of operations and comprehensive loss, the unaudited condensed consolidated statements of cash flows and the unaudited condensed consolidated statement of changes in shareholders’ equity (deficit), including all notes in respect thereof, in each case as contained or incorporated by reference in the Parent SEC Documents.

“Parent Intellectual Property Rights” has the meaning set forth in Section 5.1(w).

“Parent Leased Properties” has the meaning set forth in Section 5.1(u)(ii).

“Parent Meeting” means the meeting of the Parent Stockholders, including any adjournment or postponement thereof, for the purpose of, among other things, considering and, if thought fit, approving the Parent Stockholder Approval Resolutions.

“Parent Options” means the outstanding options to purchase Parent Common Stock issued pursuant to the Parent Stock Incentive Plan.

“Parent Owned Properties” has the meaning set forth in Section 5.1(x)(i).

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent Related Persons” has the meaning set forth in Section 5.2.

“Parent SEC Documents” has the meaning set forth in Section 5.1(g)(i).

“Parent Stock Incentive Plan” means that certain 2020 Long Term Equity Incentive Plan, as amended by that certain First Amendment to the Enveric Biosciences, Inc. 2020 Long Term Equity Incentive Plan.

“Parent Stockholder Approval” means the approval by the Parent Stockholders of the Parent Stockholder Approval Resolution.

“Parent Stockholder Approval Resolution” means the special resolution of the Parent Stockholders approving the Amalgamation and the related issuance of the Consideration Shares.

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“Parent Stockholders” means holders of Parent Common Stock.

“Parent Subsidiaries” has the meaning set forth in Section 5.1(k)(i).

“Parent Support Agreements” means the voting agreements between the Company and each of the directors and executive officers of the Parent dated as of the Execution Date setting forth the terms and conditions upon which such Persons have agreed, among other things, to vote their Parent Capital Stock in favor of the Parent Stockholder Approval Resolution.

“Parent Technology” has the meaning set forth in Section 5.1(w).

“Parent Termination Payment Event” has the meaning set forth in Section 10.1(a).

“Parent Warrants” means the outstanding common stock purchase warrants of the Parent to purchase Parent Common Stock.

“Parties” means, collectively, the Parent, the Company, HoldCo and the Purchaser, and “Party” means any one of them.

“Permitted Liens” means, in respect of a Party or any of its Subsidiaries, any one or more of the following:

(a)	Statutory Liens for current Taxes which are not delinquent or that are being disputed in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Company Financial Statements or Parent Financial Statements, as applicable;

(b)	inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others arising in the Ordinary Course, provided that such Liens are related to obligations not due or delinquent and that are not resulting from a breach, default or violation by a Party of any Contract or Applicable Law, and are not registered against title to any assets of such Party or its Subsidiaries and in respect of which adequate holdbacks are being maintained as required by Applicable Law and under U.S. GAAP or IFRS, as applicable;

(c)	the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of such Party or its Subsidiaries, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(d)	easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar services and any registered restrictions or covenants that run with the land and are shown on a current survey, provided that there has been compliance with the material provisions thereof and that they do not, individually or in the aggregate, detract from the ability to use any leased properties and would not reasonably be expected to materially and adversely affect the ability of such Party to carry on its business in the Ordinary Course; and

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(e)	in the case of the Company, the Parent or their respective Subsidiaries, Liens listed and described in the Company Disclosure Statement or the Parent Disclosure Statement, as applicable.

“Person” is to be construed broadly and includes any natural person, estate, partnership, limited partnership, limited liability partnership, body corporate, limited liability company, unlimited liability company, joint stock company, trust, estate, unincorporated association, joint venture or other entity or Governmental Authority.

“Proceeding” means any action, arbitration, audit, hearing, investigation, claims, inquiries, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.12(a).

“Purchaser” has the meaning set forth on the first page of this Agreement.

“Purchaser Shares” means all of the common shares in the capital of Purchaser.

“Registered Intellectual Property” means all patents, all copyrights, marks and Internet domain name registrations and applications for registration that, in each case, are owned by the Company or its Subsidiaries.

“Registrar” means the Registrar of Companies or a Deputy Registrar of Companies for the Province of British Columbia duly appointed under Section 400 of the BCBCA.

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Authority, or the expiry, waiver or termination of any waiting period imposed by Applicable Law or a Governmental Authority, in each case that is required in connection with the Amalgamation.

“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment.

“Representatives” has the meaning set forth in Section 6.1(a).

“S-4 Registration Statement” has the meaning set forth in Section 7.12(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Acts” means, collectively, the Securities Act (British Columbia), the 1933 Act, and the U.S. Exchange Act.

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“Securities Authorities” means the British Columbia Securities Commission, the applicable securities commissions and other securities regulatory authorities in each of the other Provinces of Canada, the SEC and the applicable securities commissions in each of the states of the United States.

“Securities Laws” means the Securities Acts, all other applicable Canadian provincial securities laws, all other applicable United States state securities or “blue sky” laws, and the rules and regulations and published policies under the foregoing securities laws and applicable exchange rules and listing standards.

“Source Code” means, collectively, any software source code, including any portion or aspect of the software source code, or any proprietary information or algorithm contained in or relating to any software source code, including related documentation.

“Subsidiary” means, with respect to a Person, any entity in which such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made after the Execution Date by a third party to (as applicable): (a) the Company or the Company Shareholders, to acquire all of the issued and outstanding Company Common Shares (other than Company Common Shares owned by the Person making the Superior Proposal, if any); (b) the Parent or the Parent Shareholders, to acquire all of the Parent Common Shares (other than Parent Common Shares owned by the Person making the Superior Proposal, if any); (c) the Company, to acquire all or substantially all of the consolidated assets of the Company and its Subsidiaries taken as a whole; or (d) the Parent, to acquire all or substantially all of the consolidated assets of the Parent and its Subsidiaries taken as a whole; provided, however, in the case of the immediately preceding clauses (a) through (d), (i) such Acquisition Proposal is reasonably likely to be completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal; (ii) any required financing to complete such Acquisition Proposal is available to the satisfaction of the Company Board or Parent Board, as the case may be, acting reasonably; (iii) such Acquisition Proposal did not result from a breach of Section 6.1 by (as applicable) the Company, the Parent or their applicable Representatives; (iv) the proceeds of such Acquisition Proposal are made available to all Company Shareholders or the Parent Shareholders, as the case may be, on the same terms and conditions; and (v) the Company Board or the Parent Board, as the case may be, determines in good faith (after receipt of advice from its financial advisors) that such Acquisition Proposal would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favorable to the Company Shareholders or the Parent Shareholders, as the case may be, from a financial point of view than the Transaction (including any adjustment to the terms and conditions of the Transaction proposed by the Purchaser and/or the Parent pursuant to Section 6.1(f));

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, and the regulations thereunder.

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

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“Taxes” means: (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions, (b) all interest, penalties, fines, additions or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described herein, (c) any Liability for the payment of any amounts of the type described herein as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (d) any Liability for the payment of any amounts of the type described herein as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Technology” has the meaning set forth in Section 4.1(v).

“Terminating Party” has the meaning set forth in Section 7.9(c).

“Termination Fee” means $4,500,000.

“Termination Notice” has the meaning set forth in Section 7.9(c).

“Transaction” means, collectively, the Amalgamation and all transactions undertaken by the Parties in connection therewith.

“Transaction Documents” means this Agreement, the Amalgamation Application, the Company Disclosure Statement, the Parent Disclosure Statement and all such further documents, agreements and instruments required to be executed or filed by any Party or any Affiliate thereof to effect the consummation of the Amalgamation (all of which will be in form and content reasonably satisfactory to each Party) pursuant to the requirements of Applicable Laws relating to the Amalgamation, or by any other Governmental Authority having jurisdiction, in order to carry out the terms and objectives of this Agreement, including those required by the Securities Authorities.

“Treasury Regulations” has the meaning set forth in Section 2.12.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“U.S. GAAP” means United States Generally Accepted Accounting Principles.

1.2 Interpretation Not Affected by Headings

The division of this Agreement into articles, sections and subsections, and the insertion of headings herein, are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. The terms “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof, and include any agreement, schedule or instrument supplementary or ancillary hereto.

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1.3 Meaning of “including”

The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope.

1.4 Extended Meanings

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the use of either gender include both genders and neuter, and a reference to a Person includes any successor to that Person.

1.5 Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken by the applicable Party on the next succeeding Business Day.

1.6 Statutory References

Unless otherwise expressly stated, any reference in this Agreement to a statute includes each regulation and rule made thereunder, all amendments to such statute, regulation or rule in force from time to time, and any statute, regulation or rule that supplements or supersedes such statute, regulation or rule.

1.7 Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of the United States of America. “C$” refers to Canadian dollars.

1.8 Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof.

1.9 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement with respect to the Purchaser, HoldCo and Parent have the meaning attributable thereto under U.S. GAAP and all determinations of an accounting nature required to be made hereunder with respect to the Purchaser and Parent will be made in a manner consistent with U.S. GAAP. Unless otherwise stated, all accounting terms used in this Agreement with respect to the Company have the meaning attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder with respect to the Company will be made in a manner consistent with IFRS.

1.10 Interpretation Not Affected by Party Drafting

The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable to the interpretation of this Agreement.

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1.11 Made Available

The phrase “Made Available” means that an accurate and complete copy of the information or documents (for the avoidance of doubt, including all amendments, waivers, exhibits and schedules thereto) is available for a Party to download in reviewable format in the project folder for the Transaction on the electronic documentation site established by Egnyte, Inc. on behalf of the Company and the Purchaser and Parent, as applicable, at least one (1) day prior to the date of the execution of this Agreement.

1.12 Company Disclosure Statement

For the purposes of the representations and warranties in Article 4, Company will deliver the Company Disclosure Statement, arranged in sections corresponding with the sections of Article 4, to Parent. The disclosure in any section of the Company Disclosure Statement will qualify the corresponding section of Article 4. Each section of the Company Disclosure Statement shall be deemed to be disclosed and incorporated by reference in any other section of the Company Disclosure Statement as though fully set forth in such section of the Company Disclosure Statement for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any section of the Company Disclosure Statement: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) shall not be deemed or interpreted to broaden the representations and warranties, obligations, covenants, conditions or agreements of the Company or its Subsidiaries contained in this Agreement; and (d) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Statement is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Statement is or is not material for purposes of this Agreement.

1.13 Parent Disclosure Statement

For the purposes of the representations and warranties in Article 5, Parent will deliver the Parent Disclosure Statement, arranged in sections corresponding with the sections of Article 5, to Company. The disclosure in any section of the Parent Disclosure Statement will qualify the corresponding section of Article 5. Each section of the Parent Disclosure Statement shall be deemed to be disclosed and incorporated by reference in any other section of the Parent Disclosure Statement as though fully set forth in such section of the Parent Disclosure Statement for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any section of the Parent Disclosure Statement: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item; (c) shall not be deemed or interpreted to broaden the representations and warranties, obligations, covenants, conditions or agreements of the Parent, HoldCo, the Purchaser or their respective Subsidiaries contained in this Agreement; and (d) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Parent Disclosure Statement is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Parent Disclosure Statement is or is not material for purposes of this Agreement.

1.14 Knowledge

Where any representations or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Party, it refers to the actual knowledge of the senior officers of the Party after due inquiry.

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Article 2

THE AMALGAMATION

2.1 Amalgamation

As soon as reasonably practicable after all requisite approvals of the Company Shareholders and each applicable Governmental Authority with respect to the Transaction are obtained, and the other the conditions set forth herein have been satisfied, waived or released, each of the Parties covenants to take all such actions as are within its power to control, and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to complete the Amalgamation as set forth in this Article 2 and otherwise on the terms, and subject to the conditions, set forth in this Agreement.

2.2 Amalco

(a) Name. The name of Amalco shall be “Enveric Biosciences Canada Inc.” or such other name as to be determined by the Purchaser.

(b) Registered and Records Office. The registered and records office of Amalco shall be 666 Burrard Street, Suite 1700, Vancouver, British Columbia, V6C 2X8.

(c) Authorized Capital and Rights Attaching to Shares. The authorized capital of Amalco shall consist of an unlimited number of Amalco Common Shares and an unlimited number of Amalco Redeemable Preferred Shares, which shall have the rights, privileges, restrictions and conditions set out in the Articles of Amalco. No shares of Amalco may be transferred except in compliance with the restrictions set out in its Articles.

(d) Number of Directors. The number of directors of Amalco shall, until otherwise changed in accordance with the BCBCA, be a minimum of one (1) and a maximum of five (5).

(e) First Directors. The first directors of Amalco shall be the Persons whose names and addresses are set out below, who shall hold office until the first annual meeting of shareholders of Amalco or until their successors are elected or appointed.

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David Johnson	4851 Tamiami Trail N, Suite 200, Naples, FL 34103
Avani Kanubaddi	4851 Tamiami Trail N, Suite 200, Naples, FL 34103

The first directors shall hold office until the first annual meeting of the shareholders of Amalco, or until their successors are duly appointed or elected. The subsequent directors shall be elected each year thereafter in accordance with the Organizational Documents of Amalco. The management and operation of the business and affairs of Amalco shall be under the control of the board of directors of Amalco as it is constituted from time to time.

(f) Initial Officers. The first officers of Amalco shall be appointed by the board of directors of Amalco in accordance with the Articles of Amalco.

(g) Restrictions on Business. There shall be no restrictions on the business which Amalco is authorized to carry on or on the powers it may exercise.

(h) Fiscal Year End. The fiscal year end of Amalco shall be December 31 of each calendar year.

(i) First Auditor. The first auditor of Amalco shall be appointed by the board of directors of Amalco in accordance with the Articles of Amalco, which such auditor shall hold such office until the first annual meeting of shareholders of Amalco following the Amalgamation, or until their successor is appointed.

(j) Articles, Notice of Articles and Amalgamation Application. The Notice of Articles shall be in the form of the notice of articles forming part of the the Amalgamation Application and the Articles shall be in the form set out in Schedule “B” hereto until repealed or amended in the normal manner provided for in the BCBCA, and such Articles shall have been signed by one of the first directors of Amalco referred to in Section 2.2(e).

(k) Filings with Registrar. The Company and the Purchaser shall, on or prior to the Effective Time, cause the Amalgamation Application and any other documents that may be required to give effect to the Amalgamation to be filed with the Registrar.

2.3 Effect of Amalgamation

At the Effective Time, subject to the BCBCA:

(a) The Company and the Purchaser will be amalgamated and continue as one corporation under the terms and conditions prescribed in this Agreement and with the effect set out in Section 282 of the BCBCA;

(b) each of the Company and the Purchaser shall cease to exist as entities separate from Amalco;

(c) the property of each of the Company and the Purchaser will continue to be the property of Amalco;

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(d) Amalco will continue to be liable for the obligations of each of the Company and the Purchaser;

(e) any existing cause of action, claim or liability to prosecution with respect to the Company and the Purchaser will be unaffected;

(f) any civil, criminal or administrative action or Proceeding pending by or against the Company or the Purchaser may be continued to be prosecuted by or against Amalco;

(g) any conviction against, or ruling, order or judgment in favor of or against, the Company or the Purchaser may be enforced by or against Amalco; and

(h) following the redemption of the Amalco Redeemable Preferred Shares as contemplated in Section 2.4(a) of this Agreement, Amalco shall be a wholly-owned subsidiary of HoldCo.

2.4 Treatment of Issued Capital

Upon the terms and subject to the conditions set forth in this Agreement, the following shall occur at the Effective Time (unless otherwise specified):

(a) each Company Common Share (other than those held by Dissenting Shareholders) shall be converted into one (1) fully paid and non-assessable Amalco Redeemable Preferred Share, which Amalco Redeemable Preferred Share shall, immediately following the Amalgamation, be redeemed by Amalco for the Amalco Redemption Consideration in accordance with the terms of the Amalco Redeemable Preferred Shares;

(b) immediately following the redemption of the Amalco Redeemable Preferred Shares, the Company Shareholders (other than Dissenting Shareholders) shall each receive from Parent, as additional consideration for the disposition of their Company Common Shares, that number of Consideration Shares equal to the product of the Exchange Ratio multiplied by the number of Company Common Shares held by such Company Shareholder, together with the Amalco Redemption Consideration, and all such Company Common Shares shall be cancelled;

(c) each Purchaser Share issued and outstanding immediately prior to the Effective Time shall be converted into one (1) Amalco Common Share;

(d) as consideration for Parent issuing the Consideration Shares and the Amalco Redemption Consideration to the Company Shareholders pursuant to Section 2.4(b) hereof, Holdco shall issue to Parent one common share of Holdco for each such share issued by Parent, and Holdco shall add to its stated capital an amount equal to the aggregate fair market value of all such shares issued by Parent;

(e) each Company Common Share held by a Dissenting Shareholder shall be cancelled and each Dissenting Shareholder will become entitled to be paid the fair value of such Company Common Share in accordance with the BCBCA; and

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(f) upon completion of the Amalgamation:

(i)	the stated capital of the Amalco Redeemable Preferred Shares shall be equal to the value of the aggregate Amalco Redemption Consideration; and

(ii)	the stated capital of the Amalco Common Shares shall be equal to the aggregate paid up capital for purposes of the Tax Act of the Purchaser Shares and the Company Common Shares immediately prior to the Amalgamation, less the amount of the stated capital added to the Amalco Redeemable Preferred Shares.

The stated capital accounts shall be adjusted to recognize payments that may be made to Dissenting Shareholders.

2.5 Company Options

(a) The Company covenants and agrees in favor of the Purchaser that it shall amend the terms of the Company Options in accordance section 2.2(b) of the Company Option Plan such that, as at the Effective Time, the Company Optionholders shall be entitled to receive, for each Company Option held, that number of shares of Parent Common Stock equal to the product of the Exchange Ratio multiplied by the number of Company Common Shares subject to such Company Option (such amended Company Option, an “Amalco Option”), provided that the aggregate number of shares of Parent Common Stock issuable to a holder of Company Options shall be rounded down to the nearest whole number of shares of Parent Common Stock. Such Amalco Options shall have an exercise price per share of Parent Common Stock equal to the exercise price per Company Common Share of such Company Option (for any options with an exercise price set in Canadian dollars, as converted to United States dollars based on the exchange rate quoted by the Bank of Canada on the Effective Date) immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent, provided that the exercise price of such Amalco Option shall be, and shall be deemed to be, adjusted by the amount, and only to the extent, necessary to ensure that the In the Money Amount of such Amalco Option does not exceed the In the Money Amount of such Company Option before the amendment. All other terms and conditions of such Amalco Option will be the same as the Company Option prior to such amendment, and any document or agreement previously evidencing such Company Option shall thereafter evidence and be deemed to evidence such Amalco Option.

(b) Upon the request of a holder of Company Options, the Company and the Parent shall enter into an agreement with the applicable holder of Company Options (in form and substance satisfactory to Company and Parent, each acting reasonably) whereby such Company Optionholders would agree to the exchange of all of their Amalco Options immediately following the Effective Time for Parent Options to purchase the same number of shares of Parent Common Stock subject to such Amalco Option in accordance with Section 2.5(a) (and otherwise on the same terms and conditions as the Amalco Options). For greater certainty, the Parties intend that the foregoing exchange of Amalco Options for Parent Options would occur on a rollover basis pursuant to subsection 7(1.4) of the Tax Act (to the extent available) and that any relevant adjustments to the exercise price of the Parent Options shall be made to reflect this intention.

(c) The Parent covenants and agrees that upon any exercise of a Company Option following the Effective Time, the Parent shall promptly issue and cause the delivery to the holder thereof the necessary number of shares of Parent Common Stock necessary to settle such exercises in accordance with the terms of the Company Options (as amended as set forth above).

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(d) The Parent and the Purchaser covenant and agree that any Company Options that may expire in accordance with the terms of (a) the Company Option Plan or (b) the Parent Stock Incentive Plan, as applicable, as a result of the holder thereof ceasing to be a service provider to the Company or Parent (or any affiliate thereof) after the Closing Date shall be confirmed to expire on their normal expiry date (and the Parent and the Purchaser shall not revoke, and will cause Amalco not to revoke, any authority or approval taken by the Company prior to the Closing Date in this regard).

2.6 Company Warrants and Company Broker Warrants

(a) Following the Effective Time, the Parties acknowledge and agree that, in accordance with the terms of the Company Warrants and Company Broker Warrants, each holder of a Company Warrant or Company Broker Warrant shall be entitled to receive (and such holder shall accept) upon the exercise of such holder’s Company Warrant and Company Broker Warrant, in lieu of Company Common Shares to which such holder was theretofore entitled upon such exercise, and for the same aggregate consideration payable therefor, that number of shares of Parent Common Stock which the holder would have been entitled to receive as a result of the Amalgamation contemplated by this Agreement if, immediately prior to the Effective Date, such holder had been the registered holder of the number of Company Common Shares to which such holder would have been entitled if such holder had exercised such holder’s Company Warrants or Company Broker Warrants immediately prior to the Effective Time.

(b) Each Company Warrant and Company Broker Warrant shall continue to be governed by and be subject to the terms of the applicable Company Warrant and Company Broker Warrant following the Effective Time.

(c) Upon any exercise of a Company Warrant and Company Broker Warrant following the Effective Time, the Parent shall promptly issue and cause the delivery to the holder thereof the necessary number of shares of Parent Common Stock necessary to settle such exercise in accordance with the terms of the Company Warrant and Company Broker Warrant.

(d) Parent shall at the Effective Time, or as soon as practicable thereafter following the Effective Date, enter into, as successor to the Company, any supplemental indenture(s) or similar agreement(s) as may be necessary or desirable to give effect to this Section 2.6.

2.7 Fractional Shares

No fractional Parent Common Stock will be issued to Company Shareholders. In lieu of such fractional shares, (a) the number of shares of Parent Common Stock to be received by a Company Shareholder will be rounded up to the nearest whole share of Parent Common Stock in the event that a Company Shareholder is entitled to receive a fractional share representing one-half (1/2) or more of a share of Parent Common Stock, or (b) the number of shares of Company Common Stock to be received by a Company Shareholder will be rounded down to the nearest whole share of Parent Common Stock in the event that a Company Shareholder is entitled to receive a fractional share representing less than one-half (1/2) of share of Common Stock.

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2.8 Exchange of Certificates

At the Effective Time and subject to Section 2.9:

(a) no share certificates representing Amalco Redeemable Preferred Shares shall be issued to Company Shareholders upon completion of the Amalgamation, and certificates representing Company Common Shares shall be deemed to represent Amalco Redeemable Preferred Shares and the register of Company Common Shareholders shall be deemed to be the register of holders of Amalco Redeemable Preferred Shares;

(b) upon the delivery and surrender by the holder thereof to the Parent of certificates representing, or evidence of ownership on the Company’s share or securities register of, Company Common Shares, the Parent shall cause HoldCo at the Effective Time, or as soon as practicable thereafter following the date of receipt by the Parent or HoldCo of the certificates referred to above, deliver to each such holder certificates representing the Consideration Shares to which such holder is entitled;

(c) the original share certificate of the Purchaser registered in the name of HoldCo shall be cancelled and HoldCo shall be issued a share certificate for the number of Amalco Common Shares to be issued to HoldCo as provided in Section 2.4(c); and

(d) certificates or other evidence representing the Company Common Shares shall cease to represent any claim upon or interest in Company other than the right of the holder to receive, pursuant to the terms hereof, the Consideration in accordance with Section 2.4.

2.9 Dissenting Shareholders

Company Shareholders entitled to vote at the Company Meeting will be entitled to exercise Dissent Rights with respect to their Company Common Shares in connection with the Amalgamation. The Company shall give the Parent notice of any written notice of dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by the Company and shall provide the Parent with copies of such notices and written objections. If a Dissenting Shareholder is ultimately entitled to be paid fair value for his, her or its Company Common Shares, such shares shall be deemed to have been surrendered to the Company for cancellation immediately prior to the Effective Time. If a Dissenting Shareholder is ultimately determined not to be entitled, for any reason, to be paid fair value for his, her or its Company Common Shares, such Dissenting Shareholder shall be deemed to have participated in the Amalgamation, as of the Effective Time, on the same basis as a holder of Company Common Shares who did not exercise Dissent Rights in respect of the Amalgamation.

2.10 Completion of the Amalgamation and Effective Time

Upon the satisfaction or waiver of the conditions herein contained in favor of each Party, the Company and the Purchaser shall immediately deliver the Amalgamation Application and such other documents as may be required under the BCBCA to give effect to the Amalgamation. The Amalgamation shall become effective at the Effective Time.

2.11 Parent Guarantee

The Parent hereby unconditionally and irrevocably guarantees the due and punctual performance by the Purchaser and HoldCo of each and every covenant and obligation of the Purchaser and HoldCo arising under the Amalgamation. The Parent hereby agrees that the Company shall not have to proceed first against the Purchaser and/or HoldCo before exercising its rights under this guarantee against the Parent.

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2.12 Intended U.S. Tax Consequences

The Parties shall prior to the Closing Date, cause Holdco (as formed in accordance with Section 7.14) to file an election on Form 8832 to be classified as a disregarded entity with the earliest possible effective date and shall be treated as a disregarded entity as of its date of formation. The Parties intend for the Amalgamation and the other transactions set forth in Sections 2.1, 2.2, 2.3 and 2.4, including the receipt of Parent Common Stock by the Company Shareholders (the “Amalgamation Transactions”), to constitute a single integrated transaction qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and the rules and regulations promulgated thereunder (the “Treasury Regulations”) under which Company Shareholders (other than Dissenting Shareholders) shall receive solely Parent Common Stock in exchange for their Company Common Shares. The Parties shall adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Each Party agrees to treat: (a) the Parent Common Stock as voting shares of the Parent for all United States federal income tax purposes; and (b) the Amalgamation Transactions as a single integrated transaction qualifying as a tax-deferred reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code for all purposes to which such treatment is pertinent, including for the purpose of reporting on any United States Tax Return that such Party may be required to file. Each Party agrees to act in a manner that is consistent with the Parties’ intention that the Amalgamation Transactions be treated as a single integrated transaction qualifying as a tax-deferred reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code for all United States federal income tax purposes. The Parties shall cause the Company to provide the Company Shareholders that are United States residents or citizens with a “PFIC Annual Information Statement” (as described in Treasury Regulations Section 1.1295-1(g)) for its tax year ended December 31, 2020 and for its short tax year ending on the Closing Date. Within forty-five (45) days after the Closing Date, Parent shall provide the Company Shareholders with a completed Form 8937 reporting the Amalgamation Transactions as a single integrated transaction qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and the Treasury Regulations under which Company Shareholders (other than Dissenting Shareholders) receive solely Parent Common Stock in exchange for their Company Common Shares.

2.13 Registration of the Parent Capital Stock

The shares of Parent Common Stock will be registered under the 1933 Act pursuant to an S-4 Registration Statement and with respect to the Company Stock Option Plan that is assumed, a newly filed Registration Statement on Form S-8.

2.14 Closing Date

The Closing Date will be the date shown on the Certificate of Amalgamation giving effect to the Amalgamation upon the occurrence of the Company Shareholder Approval and Parent Stockholder Approval and the satisfaction (or waiver) of the other conditions to Closing as set forth herein, which will be such date as is mutually agreed on by Parent and Company, but not later than the End Date.

2.15 Closing

The Closing will take place electronically (or at such other place as may be mutually agreed to by the Parties), at a time to be mutually agreed on by the Parties.

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Article 3

SHAREHOLDER INFORMATION, LISTING APPLICATION AND MEETING

3.1 Listing Application

The Parent shall use commercially reasonable efforts, (a) to the extent required by the rules and regulations of NASDAQ, to prepare and submit to NASDAQ a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by NASDAQ Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on NASDAQ (the “NASDAQ Listing Application”) and to cause such NASDAQ Listing Application to be approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NASDAQ rules and regulations. The Parent agrees to pay all NASDAQ fees associated with the NASDAQ Listing Application. The Company and its Subsidiaries will cooperate with the Parent as reasonably requested by the Parent with respect to the NASDAQ Listing Application and promptly furnish to the Parent all information concerning the Company, its Subsidiaries and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 3.1.

3.2 Company Meeting

The Company will convene and conduct the Company Meeting on or before the date of the Parent Meeting, or such later date as may be mutually agreed to by the Parent and the Company, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Parent, except in the case of an adjournment, as required for quorum purposes or to otherwise be held on or about the same date as the Parent Meeting or if reasonably required to solicit proxies in support of the Amalgamation Resolution.

3.3 Parent Meeting

The Parent will convene and conduct the Parent Meeting on or before sixty-five (65) days after the SEC has declared the S-4 Registration Statement effective, or such later date as may be mutually agreed to by the Parent and the Company, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Parent Meeting without the prior written consent of the Company, except in the case of an adjournment, as required for quorum purposes or to otherwise be held on or about the same date as the Company Meeting or if reasonably required to solicit proxies in support of the Parent Stockholder Approval Resolution.

3.4 Preparation of Filings

The Parties will co-operate in the preparation of any application for any required Authorization and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals, and in the preparation of any documents, reasonably deemed by any of the Parties to be necessary to discharge its respective obligations under this Agreement or otherwise advisable under Applicable Laws, including in connection with the preparation of the S-4 Registration Statement as provided in Section 7.12 and the Company Circular as provided in Section 7.13.

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Article 4

REPRESENTATIONS AND WARRANTIES OF COMPANY

4.1 Representations and Warranties of Company

The Company represents and warrants to the Parent, HoldCo and the Purchaser as follows:

(a) Organization and Qualification. The Company is a corporation duly incorporated and validly existing under the laws of the Province of British Columbia, and has all necessary corporate power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. The Company:

(i)	has all Authorizations necessary to conduct its business as now conducted, except where the failure to hold such Authorizations would not individually or in the aggregate be material to the Company; and

(ii)	is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not be material the Company. The Company is qualified to do business in each jurisdiction set forth on Section 4.1(a)(ii) of the Company Disclosure Statement.

(b) Authorized and Issued Capital.

(i)	The authorized capital of Company consists of an unlimited number of Company Common Shares. As of the close of business on the date of this Agreement, there were (A) 37,418,673 Company Common Shares issued and outstanding, (B) outstanding Company Options to purchase 3,683,830 Company Common Shares, (C) outstanding Company Warrants to purchase 22,248,577 Company Common Shares, and (D) 1,283,501 Company Broker Warrants. Section 4.1(b)(i) of the Company Disclosure Statement sets forth the authorized, issued and outstanding Company Common Shares, Company Options, Company Warrants, Company SARs and Company Broker Warrants.

(ii)	All outstanding Company Common Shares have been duly authorized and validly issued, and are fully paid and non-assessable and have not been issued in violation of any pre-emptive rights or in violation of Applicable Laws.

(iii)	All of the Company Common Shares issuable upon the exercise of rights under the Company Option Plan, including outstanding Company Options, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights. No Company Options have been granted in violation of Applicable Laws.

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(iv)	All of the Company Common Shares issuable upon the exercise of rights under the Company Warrants and Company Broker Warrants, as the case may be, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights. No Company Warrants or Company Broker Warrants have been granted in violation of Applicable Laws.

(v)	No Company SARs are issued and outstanding.

(vi)	Except as set forth on Section 4.1(b)(vi) of the Company Disclosure Statement, there are no obligations, contingent or otherwise, of the Company to (A) repurchase, redeem or otherwise acquire any capital stock or other equity securities of the Company, or (B) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to the Company and its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which Company Shareholders (or other equity holders) of the Company may vote.

(c) Corporate Authorization. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of, and performance by, the Company of this Agreement, the Parent Support Agreement and Transaction Document which the Company is a party and the consummation of the Amalgamation and the other transactions contemplated hereby and thereby have been, or will at Closing be, duly authorized by all necessary corporate action on the part of the Company and, subject to obtaining the approval of the Amalgamation Resolution, no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the Amalgamation and the other transactions contemplated hereby.

(d) Execution and Binding Obligation. This Agreement and the Parent Support Agreements have been and the Transaction Documents which the Company is a party, will be, duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

(e) No Conflict. The execution and delivery of, and performance by the Company of its obligations under, this Agreement, the Transaction Documents to which it is a party, and subject to the receipt of the Company Shareholder Approval, the completion of the transactions contemplated hereby and thereby, and the performance of its obligations hereunder and thereunder, do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of its Organizational Documents;

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(ii)	except as disclosed in Section 4.1(e) of Company Disclosure Statement, require any consent or other action by any Person under, constitute or result in a breach or violation of or conflict with, or, with or without notice or lapse of time or both, allow any Person to exercise any rights under any of the terms or provisions of any Material Contracts, licenses, leases or instruments to which the Company or its Subsidiaries area party or pursuant to which any of its assets or properties may be affected;

(iii)	result in a breach of, or cause the termination or revocation of, any Authorization held by the Company or its Subsidiaries, or necessary to the ownership of the Company Common Shares or the operation of the business of Company or its Subsidiaries; or

(iv)	result in the violation of any Applicable Law,

except in the case of clause (e)(ii) above, as would not, individually or in the aggregate, be material to the Company.

(f) Financial Statements. The Company Financial Statements Made Available to Parent are, or will when completed be, prepared in accordance with IFRS, consistently applied, and fairly present in all material respects the financial condition of the Company at the respective dates indicated and for the periods covered. The Company Financial Statements are complete and correct in all material respects, has been prepared in accordance with IFRS consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and fairly presents the combined and consolidated financial position, results of income, and cash flows, as applicable, of the Company and its Subsidiaries as of the dates and for the periods indicated therein. All books, records and accounts of the Company and its Subsidiaries are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(g) Compliance with Laws. The Company and its Subsidiaries are, and since May 26, 2020, have been, in compliance in all material respects with Applicable Laws. Since May 26, 2020, neither the Company, its Subsidiaries nor, to the Company’s knowledge, any officer, director or manager of the Company or its Subsidiaries is, nor has been, under any investigation with respect to, is not nor has been charged or threatened to be charged with, nor has received notice of, any violation or potential violation of any Applicable Laws or disqualification by a Governmental Authority.

(h) Shareholders’ and Similar Agreements. Except as disclosed in Section 4.1(h) of the Company Disclosure Statement, the Company is not subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of the securities of the Company or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Company.

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(i) Subsidiaries and Affiliates. Section 4.1(i) of the Disclosure Statement sets forth the name of each Subsidiary of the Company, with respect to each such listed Subsidiary, the jurisdiction in which it is organized, and the jurisdictions, if any, in which it is qualified to do business. Each Subsidiary is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction and is duly qualified or authorized to do business and is in good standing under the Applicable Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not be material to the Company and its Subsidiaries (taken as a whole). Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. All of the issued and outstanding equity interests of the Company’s Subsidiaries (the “Subsidiary Interests”) are held beneficially and of record by the Company as set forth on Section 4.1(i) of the Disclosure Statement, free and clear of any and all Liens (other than arising pursuant to the applicable Organizational Documents). None of the issued Subsidiary Interests were issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights, and are otherwise duly authorized, validly issued, fully paid and non-assessable. There is no existing option, warrant, call, right or Contract requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any other equity interests of any Subsidiary or other securities convertible into equity interests of any Subsidiary. Except as set forth on Section 4.1(i) of the Disclosure Statement, the Company does not have, and has never had, any Subsidiaries or Affiliates and, except for such Subsidiary, the Company does not own, directly or indirectly, any equity securities of any Person.

(j) Internal Accounting Controls. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary in order to permit preparation of financial statements in accordance with IFRS and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(k) Auditors. The Company Financial Statements in respect of the period from incorporation on May 26, 2020 to June 30, 2020 have been audited in accordance with Canadian generally accepted auditing standards by independent public accountants as required by applicable Securities Laws.

(l) No Undisclosed Liabilities. Except as disclosed in Section 4.1(l) of the Company Disclosure Statement, neither the Company nor its Subsidiaries have any Liability, whether accrued, absolute, contingent or otherwise, not reflected in the Company Financial Statements, except Liabilities (i) incurred in connection with this Agreement or the Transaction, (ii) incurred since December 31, 2020, in the Ordinary Course consistent with past practices or (iii) that would not have, individually or in the aggregate, be material to the Company and its Subsidiaries. An itemized list setting forth the principal amount of all indebtedness for borrowed money of the Company (and all accrued interest thereon) as of the Execution Date, including capital leases, is disclosed in Section 4.1(l) of the Company Disclosure Statement.

(m) Absence of Certain Changes or Events. Since December 31, 2020, other than the transactions contemplated in this Agreement and as disclosed in Section 4.1(m) of the Company Disclosure Statement, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course and there has not been any event, circumstance or occurrence which has been or would be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole).

(n) Ordinary Course. Since December 31, 2020, other than as disclosed in Section 4.1(n) of the Company Disclosure Statement:

(i)	the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course;

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(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), which has been, or is reasonably likely to be material with respect to the Company or its Subsidiaries, has been incurred by the Company or its Subsidiaries;

(iii)	there has not been any change in the accounting practices used by the Company or its Subsidiaries;

(iv)	except for Ordinary Course adjustments to employee compensation (other than directors or officers), there has not been any increase in the salary, bonus, or other remuneration payable to any employees of the Company or its Subsidiaries;

(v)	there has not been any redemption, repurchase or other acquisition of Company Common Shares by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the Company Common Shares;

(vi)	there has not been a material change in the level of accounts receivable or payable, inventories or employees of the Company or its Subsidiaries, other than those changes in the Ordinary Course;

(vii)	neither the Company nor its Subsidiaries have entered into, or amended, any Material Contract other than in the Ordinary Course;

(viii)	there has not been any satisfaction or settlement of any material claims or material liabilities of the Company or its Subsidiaries that were not reflected in the Company’s Financial Statements, other than the payment or settlement of claims or liabilities incurred in the Ordinary Course; and

(ix)	there has not been any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award of any officer or director of the Company or its Subsidiaries.

(o) Related Party Transactions. Except as disclosed in Section 4.1(o) of the Company Disclosure Statement, neither the Company nor its Subsidiaries are indebted to any director, officer, employee or agent of, or independent contractor to, the Company (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). Except as disclosed in Section 4.1(o) of the Company Disclosure Statement, there are no Contracts (other than employment arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Company or its Subsidiaries.

(p) Authorizations and Licenses.

(i)	The Company and its Subsidiaries own, possess or have obtained all Authorizations that are required by Applicable Laws in connection with the operation of the business of the Company and its Subsidiaries (taken as a whole) as presently or previously conducted, or in connection with the ownership, operation or use of the assets of the Company and its Subsidiaries.

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(ii)	The Company and its Subsidiaries lawfully hold, own or use, and have complied with, all such Authorizations. Each Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course without the need for the Company and its Subsidiaries to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees.

(iii)	No Proceeding is pending in respect of or regarding any such Authorization and neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers or directors has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

(iv)	Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective officers or directors, own or have any proprietary, financial or other interests (direct or indirect) in any such Authorization.

(q) Finders’ Fees. Except as disclosed in Section 4.1(q) of the Company Disclosure Statement, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Company, its Subsidiaries or any of their officers, directors or employees, or is entitled to any fee, commission or other payment from the Company, the Subsidiaries, or any of their officers, directors or employees, in connection with this Agreement.

(r) Company Board Approval. The Company Board, after consultation with its financial and legal advisors, has unanimously (i) determined that the Consideration to be received by the Company Securityholders pursuant to the Amalgamation and this Agreement is fair to such holders and that the Amalgamation is in the best interests of the Company and the Company Shareholders; (ii) resolved to unanimously recommend that the Company Securityholders vote in favor of the Amalgamation Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Company and its Subsidiaries of their respective obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations (the “Company Board Approval”).

(s) Material Contracts.

(i)	Section 4.1(s) of the the Company Disclosure Statement sets out a complete and accurate list of all Material Contracts of the Company and its Subsidiaries. True and complete copies of the Material Contracts of the Company and its Subsidiaries have been Made Available to the Parent and no such Contract has been modified, rescinded or terminated.

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(ii)	Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company and its Subsidiaries in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(iii)	The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by it to date under the Material Contracts and the Company and its Subsidiaries are not in breach or default under any Material Contract, nor does the Company have knowledge of any condition that, with the passage of time or the giving of notice or both, would result in such a breach or default.

(iv)	To the knowledge of the Company, neither the Company nor its Subsidiaries have received any notice (whether written or oral), that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or its Subsidiaries, and, to the knowledge of the Company, no such action has been threatened.

(t) Real Property. Section 4.1(t) of the Company Disclosure Statement lists all Owned Properties and all Leased Properties. Except as set forth on Section 4.1(t) of the Company Disclosure Statement:

(i)	the Company and its Subsidiaries (as applicable) have valid, good and marketable title to all of the real or immovable property owned by it (the “Owned Properties”) free and clear of any Liens, except for Permitted Liens, and there are no outstanding options or rights of first refusal to purchase the Owned Properties, or any portion thereof or interest therein; in addition, all buildings, structures, fixtures, building systems, and equipment located on the Owned Properties are in good condition and repair, and the Owned Properties are in compliance with applicable legal requirements in all material respects;

(ii)	each lease, sublease, license or occupancy agreement (in each case, together with any amendments, supplements, notices or ancillary agreements thereto) for real or immovable property leased, subleased, licensed or occupied by the Company or its Subsidiaries (the “Leased Properties”) is valid, legally binding and enforceable against the Company or its Subsidiaries, as the case may be, in accordance with its terms and in full force and effect, true and complete copies of which (including all related amendments, supplements, notices and ancillary agreements) have been Made Available to the Parent, and neither the Company nor any of its Subsidiaries is in breach of, or default under, such lease, sublease, license or occupancy agreement, and, to the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by the Company or any of its Subsidiaries or permit termination, modification or acceleration by any third party thereunder; Section 4.1(t)(ii) of the Disclosure Statement contains a list of all Owned Properties and Leased Properties; no other party to any of the Leased Properties is a Related Persons and, otherwise, does not have an economic interest in any Owned Properties or Leased Properties; neither the Company no any of its Subsidiaries has not collaterally assigned or granted any other security interest in any of the Leased Properties;

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(iii)	no third party has repudiated or has the right to terminate or repudiate any such lease, sublease, license or occupancy agreement (except for the normal exercise of remedies in connection with Applicable Laws or a default thereunder or any termination rights set forth in the lease, sublease, license or occupancy agreement) or any provision thereof; and

(iv)	none of the leases, subleases, licenses or occupancy agreements has been assigned by the Company or any of its Subsidiaries in favor of any Person or sublet or sublicensed.

(u) Personal Property; Condition of Personal Property. The Company and its Subsidiaries have good title to all material personal or movable property of any kind or nature which the Company and the Subsidiaries purport to own, free and clear of all Liens (other than Permitted Liens). The Company or its Subsidiaries, as lessee, has the right under valid and subsisting leases to use, possess and control all personal or movable property leased by and material to the Company or its Subsidiaries as used, possessed and controlled by the Company or its Subsidiaries. All real and tangible personal property of the Company and its Subsidiaries is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement.

(v) Intellectual Property. Section 4.1(v) of the Company Disclosure Statement sets forth a true and complete list of all of the Company’s Registered Intellectual Property. As to each item, Section 4.1(v) of the Company Disclosure Statement specifies, as applicable, the jurisdiction in which such item is issued or registered or in which an application for issuance or registration has been filed, and the issuance, registration and/or application numbers and dates with respect to such item. Except as would not and would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries : (i) the Company and its Subsidiaries own all right, title and interest, or have valid licenses (and is not in material breach of such licenses), in and to all Intellectual Property that is material to the conduct of the business, as presently conducted, of the Company and its Subsidiaries (collectively, the “Intellectual Property Rights”); (ii) all such Intellectual Property Rights that are owned by or licensed to the Company and its Subsidiaries are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries; (iii) to the knowledge of the Company, all Intellectual Property Rights owned or leased by the Company and its Subsidiaries are valid and enforceable, and the carrying on of the business of the Company and its Subsidiaries and the use by the Company and its Subsidiaries of any of the Intellectual Property Rights or Technology (as defined below) owned by or licensed to the Company or its Subsidiaries does not breach, violate, infringe or interfere with any rights of any other Person; (iv) to the knowledge of the Company, no third party is infringing upon the Intellectual Property Rights owned or licensed by the Company or its Subsidiaries, and no Proceeding is currently pending or threatened with respect to the foregoing; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company and its Subsidiaries (collectively, the “Technology”) are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries; and (vi) the Company and its Subsidiaries own, or has validly licensed or leased (and is not in material breach of such licenses or leases), such Technology.

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(w) Restrictions on Conduct of Business. The Company and its Subsidiaries are not a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business of the Company and its Subsidiaries is conducted; (ii) limit any business practice of the Company and its Subsidiaries in any material respect; or (iii) restrict any acquisition or disposition of any property by the Company and its Subsidiaries in any material respect. Neither the Company, any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would be or would be reasonably expected to be, individually or in the aggregate, material to the Company or its Subsidiaries or that would or would be reasonably expected to prevent or delay the consummation of the Amalgamation or the transactions contemplated hereby.

(x) Litigation. Except as set out in Section 4.1(x) of the Company Disclosure Statement, there are no Proceedings pending, or, to the knowledge of the Company, threatened against or relating to the Company, its Subsidiaries, the business of the Company and its Subsidiaries or affecting any of its current or former properties or assets by or before any Governmental Authority that, if determined adverse to the interests of the Company and its Subsidiaries, could potentially result in criminal sanction, or would be reasonably expected to prevent or delay the consummation of the Amalgamation or the transactions contemplated hereby, or would, or would be reasonably expected to, materially affect the Purchaser’s ability to own or operate the business of the Company and its Subsidiaries, nor, to the knowledge of the Company, are there any events or circumstances which could reasonably be expected to give rise to any such Proceeding. There is no bankruptcy, liquidation, winding-up or other similar Proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or its Subsidiaries before any Governmental Authority.

(y) Corrupt Practices Legislation. Neither the Company, its Subsidiaries nor, to the knowledge of the Company, any of their respective officers, directors or employees acting on behalf of the Company or its Subsidiaries, has taken, committed to take or been alleged to have taken any action which would cause the Company to be in violation of the Corruption of Foreign Public Officials Act (Canada) or or any other applicable anti-bribery, anti-money laundering, anti-bribery or anti-corruption laws or any law of similar effect of any other jurisdiction, and to the knowledge of the Company, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries.

(z) Environmental Matters.

(i)	No written notice, order, complaint or penalty has been received by the Company or its Subsidiaries alleging that the Company or its Subsidiaries is in violation of, or has any liability or potential liability under, any applicable Environmental Law, including any health and safety requirements applicable thereto, and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries which allege a violation of, or any liability or potential liability under, any applicable Environmental Laws, including any health and safety requirements applicable thereto, and, to the knowledge of the Company, no fact or circumstance exists that reasonably could be expected to give rise to any such notice, claim, order, complaint or penalty.

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(ii)	The Company and its Subsidiaries has all environmental permits necessary for the operation of their respective businesses and to comply in all material respects with all applicable Environmental Laws, including any health and safety requirements applicable thereto.

(iii)	The operations of the Company and its Subsidiaries are, and since May 26, 2020, have been, in compliance in all material respects with applicable Environmental Laws, including any health and safety requirements applicable thereto.

(aa) Employment Matters. Except as disclosed in Section 4.1(aa) of the Company Disclosure Statement:

(i)	(A) neither the Company nor any of its Subsidiaries has not entered into any written or oral agreement or understanding providing for a retention or change of control bonus or severance or termination payments to any director or Company Employee in connection with the termination of their position or their employment as a direct result of a change in control of the Company or its Subsidiaries (including as a result of the Amalgamation), and (B) no Company Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Applicable Laws from the employment of an employee without an agreement as to notice or severance;

(ii)	(A) neither the Company nor any of its Subsidiaries is a party to any Collective Agreement with respect to any Company Employees, (B) no Person holds bargaining rights with respect to any Company Employees and (C) to the knowledge of the Company, no Person has applied or threatened to be certified as the bargaining agent of any Company Employees;

(iii)	no trade union has applied to have the Company or its Subsidiaries declared a common or related employer pursuant to Applicable Laws;

(iv)	the Company and its Subsidiaries are in material compliance with all terms and conditions of employment and all Applicable Laws respecting employment;

(v)	the Company and its Subsidiaries are not subject to any pending or, to the knowledge of the Company, threatened claim or action relating to employment or termination of employment of employees or independent contractors;

(vi)	the Company and its Subsidiaries have not and is not engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending, or to the knowledge of the Company, threatened against the Company or its Subsidiaries;

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(vii)	no labor strike, lock-out, slowdown or work stoppage is pending or to the knowledge of the Company, threatened against or directly affecting the Company or its Subsidiaries and no such event has occurred in the last two years;

(viii)	each independent contractor and consultant has been properly classified by the Company or its Subsidiaries as an independent contractor and the Company and its Subsidiaries have not received notification from any Governmental Authority challenging the classification of any individual who performs services for the Company’s or its Subsidiaries’ businesses as an independent contractor or consultant; and

(ix)	there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and there are no orders under applicable occupational health and safety legislation relating to the Company or its Subsidiaries which are currently outstanding.

(bb) Employee Plans.

(i)	Section 4.1(bb) of the Company Disclosure Statement lists and describes all the pension, benefit, insurance, retirement, compensation, deferred compensation, incentive, bonus, employee loan, collective bargaining, profit sharing, commission, performance award, option, phantom equity, stock or stock-based, stock purchase, restricted stock, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not Tax-qualified, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or its Subsidiaries for the benefit of any current or former Company Employee or director, or under which the Company or its Subsidiaries have or may have any Liability, contingent or otherwise (collectively, the “Employee Plans”). The Company and the Subsidiaries have furnished to the Purchaser true, correct and complete copies of all the Employee Plans as of the Execution Date, together with all related documentation. Since December 31, 2020, no changes have occurred or are expected to occur which would materially affect the information required to be provided to the Purchaser pursuant to this provision.

(ii)	No Employee Plan is or is intended to be a “registered pension plan,” a “deferred profit sharing plan,” a “retirement compensation arrangement,” a “registered retirement savings plan,” or a “tax-free savings account” as such terms are defined in the Tax Act.

(iii)	Each Employee Plan is and has been operated in accordance with Applicable Laws, in all material respects. The Company and the Subsidiaries have made all contributions and paid all premiums in respect of each Employee Plan in a timely fashion in accordance with Applicable Laws and the terms of each Employee Plan.

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(iv)	Other than routine claims for benefits, no Employee Plan is subject to any pending action, investigation, examination, claim (including claims for income Taxes, interest, penalties, fines or excise Taxes) or any other proceeding initiated by any Person, and, to the knowledge of the Company, there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

(v)	No insurance policy or any other agreement affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of insurance reserves under each Employee Plan which provides group benefits and contemplates the holding of such reserves is reasonable and sufficient to provide for all incurred but unreported claims.

(vi)	None of the Employee Plans provide for retiree or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependants of retired or terminated employees, except as required by Applicable Laws.

(vii)	Subject to the requirements of Applicable Laws, no provision of any Employee Plan or of any agreement, and no act or omission of the Company or its Subsidiaries in any way limits, impairs, modifies or otherwise affects the right of the Company or its Subsidiaries to unilaterally amend or terminate any Employee Plan, and no commitments to improve or otherwise amend any Employee Plan have been made.

(viii)	No advance tax rulings have been sought or received in respect of any Employee Plan.

(ix)	Except as set forth in Section 4.1(bb)(ix) of the Company Disclosure Statement, neither the Execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) (A) entitle any employee or officer of the Company or its Subsidiaries to severance pay, or any other payment that will result in a material Liability to the Company, Parent or Purchaser, (B) accelerate the time of payment or vesting, or trigger any payment or funding, through a grantor trust or otherwise, or increase the amount of, compensation or benefits due any such employee or officer or trigger any other obligation pursuant to, any of the Employee Plans; or (C) result in any breach or violation of, or a default under, any of the Employee Plans. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) result in any payment that could individually or in combination with any other such payment constitute an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

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(cc) Insurance. A true and complete list of all material insurance policies currently in effect that insure the physical properties, business, operations and assets of the Company and its Subsidiaries is set forth in Section 4.1(cc) of the Company Disclosure Statement, including the policy name, description, insurer and policy number. Each such material insurance policy currently in effect that insures the physical properties, business, operations and assets of the Company and its Subsidiaries is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claim. All material Proceedings covered by any insurance policy of the Company and its Subsidiaries have been properly reported to and accepted by the applicable insurer.

(dd) Taxes. The Company has Made Available to the Parent true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired. Except as disclosed in Section 4.1(dd) of the Company Disclosure Statement:

(i)	the Company and its Subsidiaries have duly and timely filed all Tax Returns required to be filed prior to the Execution Date and all such Tax Returns are complete and correct in al material respects;

(ii)	the Company and its Subsidiaries have has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by the Company or its Subsidiaries on or before the Execution Date, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the Company Financial Statements;

(iii)	the Company and its Subsidiaries have provided adequate accruals in accordance with IFRS in the Company Financial Statements for any Taxes of the Company or its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns;

(iv)	since December 31, 2019, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued by the Company or any of its Subsidiaries, other than in the Ordinary Course;

(v)	to the knowledge of the Company, neither the Company nor any of its Subsidiaries have received a Tax refund to which it was not entitled;

(vi)	no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Company or its Subsidiaries, and the Company and its Subsidiaries are not a party to any Proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company, its Subsidiaries or any of its assets;

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(vii)	no claim has been made by any Government Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries are or may be subject to Tax by that jurisdiction;

(viii)	there are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or its Subsidiaries;

(ix)	the Company and its Subsidiaries have withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Applicable Laws to do so;

(x)	there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Company or its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(xi)	the terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Company or its Subsidiaries, on the one hand, and any Person, on the other hand, that is (x) a non-resident of Canada for purposes of the Tax Act, and (y) not dealing at arm’s length with the Company or its Subsidiaries, for purposes of the Tax Act, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act, and all documentation or records as required by Applicable Law has been made or obtained in respect of such transactions (or series of transactions);

(xii)	there are no circumstances existing which could result in the application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Applicable Law, to the Company or its Subsidiaries;

(xiii)	the Company and its Subsidiaries have not received or claimed any credits, subsidies or refunds of Taxes to which they were not entitled, including any subsidies under section 125.7 of the Tax Act or any other governmental programs related to COVID-19;

(xiv)	the Company Common Shares are not “taxable Canadian property” within the meaning of the Tax Act;

(xv)	the Company and its Subsidiaries have not participated in any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations;

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(xvi)	the Company and its Subsidiaries have not taken or agreed to take any action that would prevent the Amalgamation Transactions from constituting a reorganization qualifying under Section 368 of the Code; and

(xvii)	the Company and its Subsidiaries are not aware of any agreement, plan or other circumstance that would prevent the Amalgamation Transactions from qualifying as a reorganization under Section 368 of the Code.

(ee) Accounts and Notes Receivable and Payable.

(i)	The accounts receivable of the Company and its Subsidiaries reflected on the books and records of the Company and its Subsidiaries (except to the extent of the allowance for doubtful accounts reflected on the Financial Statements) represent bona fide and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Subject to such reserves, each account receivable either has been or are reasonably expected to be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. To the knowledge of the Company, there are no material disputes with respect to any of the accounts receivable reflected on the Financial Statements that have not been reserved for on the Financial Statements.

(ii)	All accounts payable of the Company and its Subsidiaries as of the Closing Date will be reflected in the books and records of the Company or its Subsidiaries. There are no accounts payable of the Company and its Subsidiaries (i) for purchases in material excess of usual requirements, (ii) that did not arise in the Ordinary Course, or (iii) that are materially past due. All accounts payable of the Company and its Subsidiaries are appropriately reserved for and recorded in accordance with IFRS and reflected in the Financial Statements.

(ff) Disclosure. The information relating to Company and its Subsidiaries to be supplied by or on behalf of Company and its Subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the Parent Stockholders, as applicable, or at the time of the Parent Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.

4.2 No Survival of Representations and Warranties

The representations and warranties of the Parent in this Agreement (including any representations and warranties incorporated herein by reference) or in any other Transaction Document shall not survive the Closing. The Company represents, warrants, acknowledges and agrees that other than as expressly set forth in Article 5 of this Agreement, none of Parent, HoldCo, Purchaser, any of their Affiliates or stockholders or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to the Company, any of its Subsidiaries, Affiliates or stockholders or any of their respective Representatives (collectively, “Company Related Persons”) or any other person in connection with this Agreement, the Amalgamation or any of the other transactions or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition, or any component of the foregoing, or any other forward looking information, of Parent, HoldCo, Purchaser or any of their Affiliates, and no Company Related Person has relied on any information or statements made or provided (or not made or provided) to any Company Related Person other than the representations and warranties of Parent, HoldCo and Purchaser expressly set forth in Article 5 of this Agreement.

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Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDCO AND PURCHASER

5.1 Representations and Warranties of Parent, HoldCo and Purchaser

The Parent, HoldCo and the Purchaser jointly and severally represent and warrant to the Company as follows:

(a) Organization and Qualification. Each of the Parent, HoldCo and the Purchaser is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own its property and assets as now owned and to conduct its affairs as now conducted. Each of the Parent, HoldCo and the Purchaser:

(i)	has all Authorizations necessary to conduct its business substantially as now conducted, except where the failure to hold such Authorizations would not individually or in the aggregate be material to the Parent, HoldCo and Purchaser (taken as a whole); and

(ii)	is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Parent, HoldCo and Purchaser (taken as a whole).

(b) Authorized and Issued Capital.

(i)	The authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock and 20,000,000 shares of Parent Preferred Stock. As of the close of business on the date of this Agreement, 21,390,290 shares of Parent Common Stock were issued and outstanding and 3,275,407 shares of Parent Preferred Stock were issued and outstanding. The shares of the Parent Common Stock trade on the NASDAQ.

(ii)	The authorized capital of HoldCo consists of an unlimited number of common shares in the capital of HoldCo. As of the close of business on the date of this Agreement, there is one (1) common share in the capital of HoldCo issued and outstanding. The authorized capital of the Purchaser consists of an unlimited number of Purchaser Shares. As of the close of business on the date of this Agreement, there is one (1) Purchaser Share issued and outstanding.

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(iii)	All Parent Capital Stock, common shares in the capital of HoldCo, and all Purchaser Shares have been duly authorized and validly issued, and are fully paid and non-assessable and have not been issued in violation of any pre-emptive rights or in violation of Applicable Laws.

(iv)	All of the Parent Capital Stock issuable upon the exercise of rights under the Parent Stock Incentive Plan, including outstanding Parent Options, have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of any pre-emptive rights.

(v)	All of the Parent Capital Stock issuable upon the exercise of rights under the Parent Warrants have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to, or issued in violation of, any pre-emptive rights. No Parent Warrants have been granted in violation of Applicable Laws.

(vi)	Except for rights under the Parent Stock Incentive Plan, there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Parent, HoldCo the Purchaser or any of their respective Subsidiaries, as applicable, to, directly or indirectly, issue or sell any securities of the Parent, HoldCo the Purchaser or of any of their respective Subsidiaries, as applicable, or give any Person a right to subscribe for or acquire, any securities of the Parent, HoldCo the Purchaser or any of their respective Subsidiaries.

(vii)	The authorized and unissued Parent Capital Stock is sufficient to consummate the Amalgamation and the other transactions contemplated by this Agreement and a sufficient number of shares of Parent Capital Stock have been reserved for issuance to the Company Shareholders, holders of Company Options and holders of Company Warrants in accordance with the terms of this Agreement, and when issued in accordance with the terms of this Agreement (or the Parent Options and Parent Warrants, as applicable), such Purchaser Shares will have been duly authorized and validly issued as fully paid and non-assessable and will not have been issued in violation of any pre-emptive rights or in violation of Applicable Laws.

(c) Corporate Authorization. Each of the Parent, HoldCo and the Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Company Support Agreements (as applicable). The execution and delivery of, and performance by, each of the Parent, HoldCo and the Purchaser of this Agreement and the Parent of the Company Support Agreements and the consummation of the Amalgamation and the other transactions contemplated hereby have been, or will at Closing be, duly authorized by all necessary corporate action on the part of each of the Parent HoldCo, and the Purchaser and, subject to obtaining the Parent Stockholder Approval, no other corporate actions on the part of each of the Parent, HoldCo and the Purchaser are necessary to authorize this Agreement or to consummate the Amalgamation and the other transactions contemplated hereby.

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(d) HoldCo and Purchaser. Each of HoldCo and the Purchaser was incorporated solely to effect the Amalgamation and neither of them has carried on any business.

(e) Execution and Binding Obligation. This Agreement and the Company Support Agreements has been duly executed and delivered by each of the Parent, HoldCo and the Purchaser (as applicable), and constitutes a legal, valid and binding agreement of the Parent, HoldCo and the Purchaser (as applicable), enforceable against it in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

(f) No Conflict. The execution and delivery of, and the performance by each of the Parent, HoldCo and the Purchaser of its respective obligations under, this Agreement, and subject to the receipt of the Parent Stockholder Approval, the completion of the transactions contemplated hereby, and the performance of their respective obligations hereunder and thereunder, do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of their respective Organizational Documents;

(ii)	except as disclosed in Section 5.1(f) of the Parent Disclosure Statement, require any consent or other action by any Person under, constitute or result in a breach or violation of or conflict with, or, with or without notice or lapse of time or both, allow any Person to exercise any rights under any of the terms or provisions of any Material Contracts, licenses, leases or instruments to which the Parent, HoldCo, the Purchaser or any of their Subsidiaries is a party or pursuant to which any of their respective assets or properties may be affected;

(iii)	except as disclosed in Section 5.1(f) of the Parent Disclosure Statement, result in a breach of, or cause the termination or revocation of, any Authorization held by the Parent, HoldCo, the Purchaser or any of their respective Subsidiaries, or necessary to the ownership of the Parent Capital Stock or the Purchaser Shares, or the operation of the businesses of the Parent, HoldCo, the Purchaser or any of their respective Subsidiaries; or

(iv)	result in the violation of any Applicable Law,

except as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, including the Purchaser (taken as a whole).

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(g) U.S. Securities Matters and Financial Statements.

(i)	Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since the January 1, 2021 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the 1933 Act, the U.S. Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)	The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (A) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (B) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (C) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (D) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal and recurring year-end adjustments), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2021, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or Applicable Law. The books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(iii)	The Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the U.S. Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the U.S. Exchange Act, is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the U.S. Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

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(iv)	Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the U.S. Exchange Act) which is sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with U.S. GAAP including policies and procedures that: (A) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of the Parent’s management and the Parent Board; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent and its Subsidiaries that would materially affect Parent’s financial statements. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (I) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of Parent’s financial statements or Parent’s internal control over financial reporting.

(v)	Since January 1, 2021, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

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(vi)	As of the Execution Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. None of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. Parent has made available to the Company true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, occurring since January 1, 2021 through the date of this Agreement.

(vii)	Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the U.S. Exchange Act)).

(viii)	Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of NASDAQ, in each case, that are applicable to Parent.

(ix)	No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

(h) Compliance with Laws. Each of the Parent, HoldCo, the Purchaser and their respective Subsidiaries are, and since January 1, 2021, has been, in compliance in all material respects with Applicable Laws. Since January 1, 2021, neither the Parent, HoldCo, the Purchaser nor any of its or their respective Subsidiaries is or has been under any investigation with respect to, is or has been charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Applicable Law or disqualification by a Governmental Authority.

(i) Governmental Authorization. The execution, delivery and performance by each of the Parent, HoldCo and the Purchaser of their respective obligations under this Agreement and the consummation by the Parent, HoldCo and the Purchaser of the Amalgamation and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with or notification to, any Governmental Authority by the Parent, HoldCo, the Purchaser or any of their Subsidiaries other than filings with the Securities Authorities and NASDAQ.

(j) Shareholders’ and Similar Agreements. Except as disclosed in Section 5.1(j) of the Parent Disclosure Statement and in the Parent SEC Documents, neither the Parent, HoldCo nor the Purchaser is subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of the securities of the Parent, HoldCo, the Purchaser or of any of their respective Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Parent, HoldCo, the Purchaser or in any of their respective Subsidiaries.

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(k) Subsidiaries and Affiliates.

(i)	Other than the Purchaser, HoldCo and those Subsidiaries and other Affiliates disclosed in the Parent SEC Documents (the “Parent Subsidiaries”), the Parent has no Subsidiaries or other Affiliates.

(ii)	Each Parent Subsidiary is a corporation, partnership, trust, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, and has all requisite corporate, trust, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to the Parent.

(iii)	The Parent is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each Parent Subsidiary, free and clear of any Liens. All such common shares or other equity interests so owned by the Parent have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights or in violation of Applicable Laws.

(l) Auditors. The audited Parent Financial Statements have been audited by a Marcum LLP registered accounting firm in accordance with U.S. GAAP as required by applicable Securities Laws.

(m) No Undisclosed Liabilities. Except disclosed in Section 5.1(m) of the Parent Disclosure Statement, none of the Parent, HoldCo, the Purchaser or any of their respective Subsidiaries have any Liability, whether accrued, absolute, contingent or otherwise, not reflected in the Parent Financial Statements, except Liabilities (i) incurred in connection with this Agreement or the Transaction, (ii) incurred since December 31, 2020, in the Ordinary Course consistent with past practices or (iii) that would not be, individually or in the aggregate, material to the Parent. An itemized list setting forth the principal amount of all indebtedness for borrowed money of the Parent, HoldCo, the Purchaser and any of their respective Subsidiaries (and all accrued interest thereon) as of the Execution Date, including capital leases, is disclosed in Section 5.1(m) of the Parent Disclosure Statement or the Parent SEC Documents.

(n) Absence of Certain Changes or Events. Since December 31, 2020, other than the transactions contemplated in this Agreement and as disclosed in Section 5.1(n) of the Parent Disclosure Statement or the Parent SEC Documents, the business of the Parent, HoldCo, the Purchaser and their respective Subsidiaries has been conducted in the Ordinary Course and there has not been any event, circumstance or occurrence which has had or would be reasonably expected to be, individually or in the aggregate, material to the Parent.

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(o) Ordinary Course. Since December 31, 2020, other than the transactions contemplated in this Agreement or as disclosed in Section 5.1(o) of the Parent Disclosure Statement or the Parent SEC Documents:

(i)	the Parent, HoldCo, the Purchaser and their respective Subsidiaries have conducted their respective businesses only in the Ordinary Course;

(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), which has been, or is reasonably likely to be material to the Parent, has been incurred by the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

(iii)	there has not been any change in the accounting practices used by the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

(iv)	except for Ordinary Course adjustments to employee compensation (other than directors or officers), there has not been any increase in the salary, bonus, or other remuneration payable to any employees of any of the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

(v)	there has not been any redemption, repurchase or other acquisition of Parent Common Stock by the Parent, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the Parent Common Stock;

(vi)	there has not been a material change in the level of accounts receivable or payable, inventories or employees of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, other than those changes in the Ordinary Course;

(vii)	neither the Parent nor any Parent Subsidiary has entered into, or amended, any Material Contract other than in the Ordinary Course;

(viii)	there has not been any satisfaction or settlement of any material claims or material liabilities of the Parent, HoldCo, the Purchaser or their respective Subsidiaries that were not reflected in the Parent Financial Statements, other than the settlement of claims or liabilities incurred in the Ordinary Course; and

(ix)	except for Ordinary Course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or directors of the Parent, HoldCo, the Purchaser or their respective Subsidiaries or, any amendment or modification to the vesting or exercisability schedule or criteria, including any acceleration, right to accelerate or acceleration event or other entitlement under any stock option, restricted stock, deferred compensation or other compensation award of any officer of the Parent or any Parent Subsidiary.

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(p) Related Party Transactions. Except as disclosed in Section 5.1(p) of the Parent Disclosure Statement or the Parent SEC Documents, neither the Parent nor any Parent Subsidiary is indebted to any director, officer, employee or agent of, or independent contractor to, the Parent or any Parent Subsidiary (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). Except as disclosed in Section 5.1(p) of the Parent Disclosure Statement or the Parent SEC Documents, there are no Contracts (other than employment arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Parent or any Parent Subsidiary.

(q) Authorizations and Licenses.

(i)	The Parent, HoldCo, the Purchaser and their respective Subsidiaries own, possess or have obtained all Authorizations that are required by Applicable Laws in connection with the operation of the business of the Parent, HoldCo, the Purchaser and their respective Subsidiaries as presently or previously conducted, or in connection with the ownership, operation or use of the assets of the Parent, HoldCo, the Purchaser and their respective Subsidiaries.

(ii)	The Parent, HoldCo, the Purchaser and their respective Subsidiaries lawfully hold, own or use, and have complied with, all such Authorizations. Each Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course.

(iii)	No Proceeding is pending in respect of or regarding any such Authorization and neither the Parent, HoldCo, the Purchaser, their respective Subsidiaries nor, to the knowledge of the Parent, any of their respective officers or directors has received written notice of revocation, non-renewal or material amendments of any such Authorization, or written notice of the intention of any Person to revoke, refuse to renew or materially amend any such Authorization.

(r) Finders’ Fees. Except Section 5.1(r) of the Parent Disclosure Statement, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Parent or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from the Parent or any of its Subsidiaries, or any of their respective officers, directors or employees, in connection with the Agreement.

(s) Parent Board Approval. The Parent Board, after consultation with its financial and legal advisors, has (i) determined that the Amalgamation, this Agreement the issuance of the Consideration Shares are fair to the Parent Stockholders and in the best interests of the Parent, HoldCo, the Purchaser, their respective Subsidiaries and the Parent Stockholders; (ii) resolved to recommend that the Parent Stockholders vote in favor of the Parent Stockholder Approval Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Parent of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations (the “Parent Board Approval”).

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(t) Material Contracts.

(i)	Section 5.1(t) of the Parent Disclosure Statement and the Parent SEC Documents set out a complete and accurate list of all Material Contracts of the Parent, HoldCo, the Purchaser and their respective Subsidiaries. True and complete copies of the Material Contracts of the Parent, HoldCo, the Purchaser and their respective Subsidiaries have been Made Available to the Company and no such Contract has been modified, rescinded or terminated.

(ii)	Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(iii)	Each of the Parent, HoldCo, the Purchaser and their respective Subsidiaries has performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and neither the Parent, HoldCo, Purchaser nor any of their respective Subsidiaries is in breach or default under any Material Contract, nor does the Parent have knowledge of any condition that, with the passage of time or the giving of notice or both, would result in such a breach or default.

(iv)	None of the Parent, HoldCo, the Purchaser or any of their respective Subsidiaries has received any written notice, that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Parent, HoldCo, the Purchaser or any of their respective Subsidiaries, as applicable, and, to the knowledge of the Parent, no such action has been threatened.

(u) Real Property. Except as disclosed in Section 5.1(w) of the Parent Disclosure Statement:

(i)	the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, have valid, good and marketable title to all of the real or immovable property owned by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable (the “Parent Owned Properties”), free and clear of any Liens, except for Permitted Liens, and there are no outstanding options or rights of first refusal to purchase the Parent Owned Properties, or any portion thereof or interest therein;

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(ii)	each lease, sublease, license or occupancy agreement (in each case, together with any amendments, supplements, notices and ancillary agreements thereto) for real or immovable property leased, subleased, licensed or occupied by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable (the “Parent Leased Properties”), is valid, legally binding and enforceable against the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, in accordance with its terms and in full force and effect, true and complete copies of which (including all related amendments, supplements, notices and ancillary agreements) have been Made Available to the Company, and none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, is in breach of, or default under, such lease, sublease, license or occupancy agreement, and, to the knowledge of the Parent, no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, or permit termination, modification or acceleration by any third party thereunder;

(iii)	no third party has repudiated or has the right to terminate or repudiate any such lease, sublease, license or occupancy agreement (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease, sublease, license or occupancy agreement) or any provision thereof; and

(iv)	none of the leases, subleases, licenses or occupancy agreements has been assigned by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, in favor of any Person or sublet or sublicensed.

(v) Personal Property; Condition of Personal Property. The Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, have good title to all material personal or movable property of any kind or nature which the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, purport to own, free and clear of all Liens (other than Permitted Liens). The Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, as lessee, have the right under valid and subsisting leases to use, possess and control all personal or movable property leased by, and material to, the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, as used, possessed and controlled by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable. All real and tangible personal property of the Parent, HoldCo, the Purchaser or their respective Subsidiaries is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement.

(w) Intellectual Property. Except as would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent: (i) the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, own all right, title and interest, or have valid licenses (and are not in material breach of such licenses), in and to all Intellectual Property that is material to the conduct of the business, as presently conducted, of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable (collectively, the “Parent Intellectual Property Rights”); (ii) all such Parent Intellectual Property Rights that are owned by or licensed to the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, are sufficient, in all material respects, for conducting the business, as presently conducted, of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable; (iii) to the knowledge of the Parent, all Parent Intellectual Property Rights owned or leased by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, are valid and enforceable, and, to the knowledge of the Parent, the carrying on of the business of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, and the use by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, of any of the Parent Intellectual Property Rights or Parent Technology (as defined below) owned by or licensed to the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, does not breach, violate, infringe or interfere with any rights of any other Person; (iv) to the knowledge of the Parent, no third party is infringing upon the Parent Intellectual Property Rights owned or licensed by the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable, and no Proceeding is currently pending or threatened with respect to the foregoing;; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable (collectively, the “Parent Technology”), are sufficient, in all material respects, for conducting the business, as presently conducted, of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable; and (vi) the Parent, HoldCo, the Purchaser or their respective Subsidiaries, as applicable own, or have validly licensed or leased (and are not in material breach of such licenses or leases), such Parent Technology.

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(x) Restrictions on Conduct of Business. Neither the Parent, HoldCo, the Purchaser nor any of their respective Subsidiaries is a party to or bound by any non-competition agreement, any non-solicitation agreement, or any other agreement, obligation, judgment, injunction, order or decree which purports to: (i) limit in any material respect the manner or the localities in which all or any portion of the business of the Parent, HoldCo, the Purchaser or their respective Subsidiaries are conducted; (ii) limit any business practice of the Parent, HoldCo, the Purchaser or their respective Subsidiaries in any material respect; or (iii) restrict any acquisition or disposition of any property by the Parent, HoldCo, the Purchaser or their respective Subsidiaries in any material respect. Neither the Parent, HoldCo, the Purchaser nor any of their respective Subsidiaries or any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would have or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent, or that would or would be reasonably expected to prevent or delay the consummation of the Amalgamation or the transactions contemplated hereby.

(y) Litigation. Except as set out in Section 5.1(aa) of the Parent Disclosure Statement or in the Parent SEC Documents, there are no Proceedings pending, or, to the knowledge of the Parent threatened, against or relating to the Parent, HoldCo, the Purchaser or their respective Subsidiaries, the business of the Parent, HoldCo, the Purchaser or their respective Subsidiaries or affecting any of their respective current or former properties or assets by or before any Governmental Authority that, if determined adverse to the interests of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, could potentially result in criminal sanction, or would be reasonably expected to prevent or delay the consummation of the Amalgamation or the transactions contemplated hereby, or would, or would be reasonably expected to, materially affect the Parent’s ability to own or operate the business of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, nor, to the knowledge of the Parent, are there any events or circumstances which could reasonably be expected to give rise to any such Proceeding. There is no bankruptcy, liquidation, winding-up or other similar Proceeding pending or in progress, or, to the knowledge of the Parent, threatened against or relating to the Parent, HoldCo, the Purchaser or their respective Subsidiaries before any Governmental Authority.

(z) Corrupt Practices Legislation. Neither the Parent, HoldCo, the Purchaser, their respective Subsidiaries nor any of their respective officers, directors or employees acting on behalf of any of them, has taken, committed to take or been alleged to have taken any action which would cause the Parent or any of its Subsidiaries to be in violation of 18 U.S. Code §201, the Foreign Corrupt Practices Act, or any other applicable anti-bribery, anti-money laundering, anti-bribery or anti-corruption laws or any law of similar or any law of similar effect of any other jurisdiction, and to the knowledge of the Parent, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of the Parent, HoldCo, the Purchaser or their respective Subsidiaries.

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(aa) Taxes. The Parent, HoldCo, the Purchaser and their respective Subsidiaries have Made Available to the Company true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired. Except as disclosed on Section 5.1(dd) of the Parent Disclosure Statement or the Parent SEC Documents:

(i)	the Parent, HoldCo, the Purchaser and their respective Subsidiaries have duly and timely filed all Tax Returns required to be filed by them prior to the Execution Date and all such Tax Returns are complete and correct in all material respects;

(ii)	the Parent, HoldCo, the Purchaser and their respective Subsidiaries have paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the Execution Date, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the Parent Financial Statements;

(iii)	the Parent, HoldCo, the Purchaser and their respective Subsidiaries have provided adequate accruals in accordance with U.S. GAAP in the Parent Financial Statements for any Taxes of the Parent, HoldCo, the Purchaser and their respective Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns;

(iv)	since December 31, 2020, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued by the Parent, HoldCo, the Purchaser and their respective Subsidiaries, other than in the Ordinary Course;

(v)	none of the Parent, HoldCo, the Purchaser and their respective Subsidiaries has received a Tax refund to which it was not entitled;

(vi)	no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, and neither the Parent, HoldCo, the Purchaser nor their respective Subsidiaries are a party to any Proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Parent, threatened against the Parent, HoldCo, the Purchaser or their respective Subsidiaries or any of their respective assets;

(vii)	no claim has been made by any Government Authority in a jurisdiction where the Parent, HoldCo, the Purchaser and their respective Subsidiaries do not file Tax Returns that the Parent, HoldCo, the Purchaser or their respective Subsidiaries are or may be subject to Tax by that jurisdiction;

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(viii)	there are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

(ix)	the Parent, HoldCo, the Purchaser and their respective Subsidiaries have withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority when required by Applicable Law to do so;

(x)	there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from the Parent, HoldCo, the Purchaser or their respective Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending;

(xi)	no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by the Parent, HoldCo, the Purchaser or their respective Subsidiaries with any taxing authority or issued by any taxing authority to the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

(xii)	there are no outstanding rulings of, or request for rulings with, any Governmental Authority addressed to the Parent, HoldCo, the Purchaser or their respective Subsidiaries that are, or if issued would be, binding on the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

(xiii)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the Ordinary Course);

(xiv)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries has any liability for the Taxes of any third party under Section 1.1502-6 of the Treasury Regulations (or any similar provision under Applicable Laws) as a transferee or successor or otherwise by operation of Applicable Laws;

(xv)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries have participated in any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations;

(xvi)	the Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code;

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(xvii)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries are (and have not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations;

(xviii)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries have distributed stock of another Person, or have had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(xix)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries has taken or agreed to take any action that would prevent the Amalgamation Transactions from constituting a reorganization qualifying under Section 368 of the Code; and

(xx)	none of the Parent, HoldCo, the Purchaser or their respective Subsidiaries is aware of any agreement, plan or other circumstance that would prevent the Amalgamation Transactions from qualifying as a reorganization under Section 368 of the Code.

(bb) Insurance. A true and complete list of all material insurance policies currently in effect that insure the physical properties, business, operations and assets of the Parent, HoldCo, the Purchaser and their respective Subsidiaries has been Made Available to the Company. To the knowledge of the Parent, each material insurance policy currently in effect that insures the physical properties, business, operations and assets of the Parent, HoldCo, the Purchaser and their respective Subsidiaries is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All material proceedings covered by any insurance policy of the Parent or its Subsidiaries have been properly reported to and accepted by the applicable insurer.

(cc) Disclosure. The information relating to the Parent, HoldCo, the Purchaser or their respective Subsidiaries to be supplied by or on behalf of the Parent for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date the its filed with the SEC or the date it is first mailed to the Parent Stockholders, as applicable, or at the time of the Parent Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The S-4 Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the U.S. Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by the Parent or the Purchaser with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

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5.2 No Survival of Representations and Warranties

The representations and warranties of the Company in this Agreement (including any representations and warranties incorporated herein by reference) or in any other Transaction Document shall not survive the Closing. Parent represents, warrants, acknowledges and agrees that other than as expressly set forth in Article 4 of this Agreement, none of the Company, its Subsidiaries, any of its Affiliates or stockholders or any of its Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or Made Available to the Purchaser or any of its Subsidiaries, Affiliates or stockholders or any of their respective Representatives (collectively, “Parent Related Persons”) or any other person in connection with this Agreement, the Amalgamation, the Transaction or any of the other transactions or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition, or any component of the foregoing, or any other forward looking information, of the Company, its Subsidiaries or any of its Affiliates, and no Parent Related Person has relied on any information or statements made or provided (or not made or provided) to any Parent Related Person other than the representations and warranties of the Company expressly set forth in Article 4 of this Agreement.

Article 6
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

6.1 Non-Solicitation

(a) Except as expressly provided in this Article 6, the Company, the Parent and their respective Subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative (including any financial or other adviser) or other agent of the Company, the Parent and their respective Subsidiaries (collectively “Representatives”), or otherwise, and shall not permit any such Person to:

(i)	solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company, the Parent and their respective Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company or the Parent;

(ii)	enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Parties) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company or the Parent, provided that, for greater certainty, the Company or the Parent, as applicable, may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Company Board or the Parent Board, as applicable, has so determined;

(iii)	make a Company Change in Recommendation or Parent Change in Recommendation;

(iv)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal for the Company or Parent; or

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(v)	accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal for the Company or Parent,

provided, however, that nothing contained in this Section 6.1(a) or any other provision of this Agreement shall prevent the Company Board or the Parent Board, as the case may be, from engaging in discussions or negotiations with, or responding to enquiries from any Person that has made an unsolicited written Acquisition Proposal that the Company Board or the Parent Board, as the case may be, has determined constitutes a Superior Proposal, or providing information pursuant to Section 6.1(d) to any Person where the requirements of that section are met.

(b) The Company and Parent shall, and shall cause their Subsidiaries and Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Parties) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal for the Company or the Parent, and in connection therewith the Company and the Parent shall:

(i)	immediately discontinue access to and disclosure of all information, including any data room, and any confidential information, properties, facilities, books and records of the Company, the Parent or any of their respective Subsidiaries; and

(ii)	promptly request, and exercise all rights either has to require: (i) the return or destruction of all copies of any confidential information regarding the Company, the Parent and their respective Subsidiaries provided to any Person other than the Parent and the Purchaser, and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company, the Parent and their respective Subsidiaries, using their commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c) The Company and the Parent represent and warrant that, since January 1, 2021, neither the Company nor the Parent has waived any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company, the Parent, or any of their respective Subsidiaries is a party, and further covenant and agree that (i) the Company and the Parent shall take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which they or any of their respective Subsidiaries is a party, and (ii) neither the Company, the Parent nor any of their respective Subsidiaries, nor any of their respective Representatives have or will, without the prior written consent of the Parties (which may be withheld or delayed in the Parties sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, the Parent, or any of their respective Subsidiaries under any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company, the Parent, or any of their respective Subsidiaries is a party (it being acknowledged by the Parties that the automatic termination or release of any standstill restrictions of any such agreement as the result of entering into of this Agreement will not constitute a breach of this Section 6.1(c)).

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(d) If the Company or the Parent (as applicable, the “Receiving Party”) receives a request for material non-public information from a Person who proposes to the Receiving Party an unsolicited bona fide written Acquisition Proposal and the board of directors of the Receiving Party determines, in good faith, that such Acquisition Proposal constitutes a Superior Proposal, then the Receiving Party may consider such Acquisition Proposal and/or participate and/or engage in discussions and negotiations with the Person making the Acquisition Proposal and its Representatives and potential financing sources and provide such Persons with access to information regarding the Receiving Party, subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which, in any event and taken as a whole, is no less favorable to Receiving Party than the Confidentiality Agreement; provided that the Receiving Party sends a copy of any such confidentiality and standstill agreement to the Parent or the Company, as applicable, not later than the next Business Day following its execution and such other Party (as applicable, the “Responding Party”) is provided with the terms and conditions of the Superior Proposal, and a list of, and, at the request of the Responding Party, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided. For greater certainty, notwithstanding any other provision of this Agreement, if a Person proposes to a Receiving Party an unsolicited bona fide written Acquisition Proposal, the Receiving Party may (directly or through its advisors or Representatives) contact the Person proposing such Acquisition Proposal and its Representatives to clarify the terms and conditions of such Acquisition Proposal so as to determine whether such proposal is, or would reasonably be expected to lead to, a Superior Proposal.

(e) The Receiving Party agrees that it will not accept, approve or enter into any agreement, other than a confidentiality and standstill agreement as contemplated by Section 6.1(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the board of directors of the Receiving Party determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	in respect of the Company, the Company Meeting has not occurred;

(iii)	in respect of the Parent, the Parent Meeting has not occurred;

(iv)	the Receiving Party has provided the Responding Party with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal;

(v)	ten Business Days (the “Matching Period”) shall have elapsed from the date the Responding Party received the notice and documentation referred to in Section 6.1(e)(iv) above from Receiving Party and, if the Responding Party has proposed to amend the terms of this Agreement and the Transaction in accordance with Section 6.1(f), the board of directors of the Receiving Party shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal continues to constitute a Superior Proposal compared to the proposed amendment to the terms of this Agreement and the Transaction by the Responding Party;

(vi)	the Receiving Party concurrently terminates this Agreement pursuant to Section 9.2(a)(iii)(B) or 9.2(a)(iv)(B), as applicable; and

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(vii)	the Receiving Party has previously, or concurrently will have, paid to the Responding Party the amount required in accordance with Section 10.1(b)(ii) or 10.1(d)(ii), as applicable, if such payment is payable in the circumstances.

(f) The Receiving Party acknowledges and agrees that, during the Matching Period or such longer period as the Receiving Party may approve for such purpose (in its sole and absolute discretion), the Responding Party shall have the right, but not the obligation, to propose to amend the terms of this Agreement and the Transaction. The board of directors of the Receiving Party will review any proposal by the Responding Party to amend the terms of this Agreement and the Transaction in order to determine, in good faith in the exercise of its fiduciary duties, whether the Responding Party’s proposal to amend this Agreement and the Transaction would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of this Agreement and the Transaction. If the board of directors of the Receiving Party determines that an Acquisition Proposal is not a Superior Proposal as compared to the proposed amendment to the terms of this Agreement and the Transaction, it will promptly enter into the proposed amendment to this Agreement and the Transaction and immediately terminate all discussions with the Person that proposed the Superior Proposal. If the board of directors of the Receiving Party determines that an Acquisition Proposal is a Superior Proposal as compared to the proposed amendment to the terms of this Agreement and the Transaction, the Receiving Party may approve, recommend and/or enter into an agreement to proceed with the Superior Proposal.

(g) The board of directors of the Receiving Party shall reaffirm its recommendation of the Transaction (as set forth in the Parent Board Approval or the Company Board Approval, as applicable) by press release within five Business Days after: (i) any Acquisition Proposal which the board of directors of the Receiving Party determines not to be a Superior Proposal is proposed announced or made; or (ii) the board of directors of the Receiving Party determines that a proposed amendment to the terms of this Agreement and the Transaction would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal.

(h) Nothing in this Agreement shall prevent the board of directors of the Receiving Party from responding through a directors’ circular or otherwise, only to the extent required by Applicable Laws, to an Acquisition Proposal that it determines is not a Superior Proposal solely to inform such Peron making the Acquisition Proposal that such proposal has been rejected; provided that the board of directors of the Receiving Party shall not be permitted to make a Company Change in Recommendation or Parent Change in Recommendation, as applicable, other than in connection with Section 6.1(e) or in the event that one of the Closing conditions set forth in Article 8 has not been, and will not be, achieved with respect to a Party and the board of directors of the other Party determines, acting in good faith and upon the reasonable advice of its legal counsel, that it is necessary to communicate that fact to its shareholders in order for such board of directors to comply with its fiduciary duties or Applicable Law.

(i) Each successive material modification of or amendment to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 6.1; provided that the Matching Period in respect of such new Acquisition Proposal shall extend by an additional five (5) Business Days from the Parent’s receipt of the notice thereof.

(j) Notwithstanding the foregoing, nothing in this Agreement (including this Section 6.1) shall prohibit Parent or its Subsidiaries from discussing and/or negotiating any (i) Acquisition Proposal involving the Parent following the Closing, or (ii) equity or convertible or exchangeable security financing prior to Closing, in each case, so long as such Acquisition Proposal does not adversely impact the Transaction and the Company is advised of the same.

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6.2 Breach by Representatives

Without limiting the generality of the foregoing, the Company or the Parent, as the case may be, shall advise their respective Representatives of the prohibitions set out in this Article 6 and any violation of the restrictions set forth in this Article 6 by the Company, the Parent or their respective Representatives is deemed to be a breach of this Article 6 by the Company or by the Parent, as the case may be.

Article 7
OTHER COVENANTS

7.1 Public Communications

The Parties shall cooperate in the preparation of presentations, if any, to the Company Securityholders and the Parent Stockholders regarding the Amalgamation. A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Amalgamation without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and neither Party may make any filing with any Governmental Authority with respect to this Agreement or the Amalgamation without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided that any Party that, in the reasonable opinion of its outside legal counsel, is required to make disclosure by Applicable Law may make such disclosure provided it shall use its commercially efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or their counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

7.2 Covenants of the Company Regarding the Conduct of Business

(a) The Company covenants and agrees that, subject to Applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Parent and the Purchaser or as required or permitted by this Agreement or required by Applicable Law, the Company shall, and shall cause its Subsidiaries to, conduct its business in the Ordinary Course and in accordance with Applicable Law.

(b) Without limiting the generality of Section 7.2(a), subject to Applicable Law, the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Parent or as required or permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to maintain and preserve intact the current business organization, assets, properties and business of the Company and its Subsidiaries, maintain in effect all Authorizations of the Company and its Subsidiaries, keep available the services of the present employees and agents of the Company and its Subsidiaries and maintain good relations with, and the goodwill of, employees, suppliers, customers, creditors and all other Persons having business relationships with the Company and its Subsidiaries and, except with the prior written consent of the Parent, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i)	make any change in its Organizational Documents;

(ii)	split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

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(iii)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of the Company Common Shares or any other shares of the Company or its Subsidiaries;

(iv)	issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Company and its Subsidiaries, except for the issuance of Company Common Shares (A) issuable upon the exercise of the currently outstanding Company Options or (B) pursuant to outstanding Company Warrants;

(v)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vi)	reorganize, amalgamate, combine or merge the Company or its Subsidiaries with any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or its Subsidiaries;

(viii)	sell, pledge, lease, dispose of, surrender, lose the right to use, mortgage, license, encumber (other than Permitted Liens) or otherwise dispose of or transfer any assets of the Company or its Subsidiaries or any interest in any assets of the Company or its Subsidiaries, other than the sale of inventory in the Ordinary Course;

(ix)	make any capital expenditure or similar commitments, other than in the Ordinary Course in accordance with the 2021 fiscal year budget Made Available to Parent;

(x)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

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(xi)	prepay any long-term indebtedness before its scheduled maturity or increase, create, incur, assume or otherwise become liable, in one transaction or in a series of related transactions, with respect to any indebtedness for borrowed money or guarantees thereof, other than in the Ordinary Course; provided that any indebtedness created, incurred, refinanced, assumed or for which the Company or its Subsidiaries becomes liable in accordance with the any of the foregoing shall be prepayable at the Effective Time without premium, penalty or other incremental costs (including breakage costs);

(xii)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xiii)	make any bonus or profit sharing distribution or similar payment of any kind;

(xiv)	grant any general increase in the rate of wages, salaries, bonuses or other remuneration of any Company Employees;

(xv)	make any change in the Company’s or its Subsidiaries’ methods of accounting (except as required by IFRS);

(xvi)	make any Tax election, information schedule, return or designation, except as required by Applicable Law and in a manner consistent with past practice, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Authority with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Applicable Law;

(xvii)	create, enter into or increase any severance, change of control or termination pay to (or amend any similar existing arrangement with) any Company Employee, director or executive officer of the Company or its Subsidiaries or change the benefits payable under any existing severance or termination pay policies with any Company Employee, director or executive officer of the Company or its Subsidiaries;

(xviii)	except as required by Applicable Law: (A) adopt, enter into or amend any Employee Plan (other than entering into an employment agreement in the Ordinary Course with a new Company Employee who was not employed by the Company or its Subsidiaries on the date of this Agreement); (B) pay any benefit to any director or officer of the Company or its Subsidiaries or to any Company Employee that is not required under the terms of any Employee Plan in effect on the date of this Agreement; (C) grant, accelerate, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or officer of the Company or its Subsidiaries or to any Company Employee; (D) make any material determination under any Employee Plan; or (E) take or propose any action to effect any of the foregoing;

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(xix)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(xx)	commence, waive, release, assign, settle or compromise any Proceedings or governmental investigations;

(xxi)	amend, modify, terminate or waive any right under any Material Contract or enter into any Contract or agreement that would be a Material Contract if in effect on the Execution Date;

(xxii)	amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or its Subsidiaries in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(xxiii)	in respect of any assets of the Company or its Subsidiaries, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change any existing material: (i) Authorization or (ii) right to use, lease, contract, production sharing agreement, Intellectual Property, or other material document;

(xxiv)	abandon or fail to diligently pursue any application for any material Authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations, licenses, leases or registrations;

(xxv)	enter into or amend any Contract with any broker, finder or investment banker (excluding for greater certainty such agreement noted in Section 4.1(q) of the Company Disclosure Statement); or

(xxvi)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

7.3 Covenants of the Company in Connection with the Transaction

The Company shall perform, and shall cause its Subsidiaries to perform, all obligations required to be performed by the Company or any of its Subsidiaries under this Agreement, cooperate with the Parent and the Purchaser in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause each of its Subsidiaries to:

(a) carry out this Agreement in accordance with and subject to the terms hereof, and comply promptly with all requirements imposed by Applicable Law on it with respect to this Agreement or the Amalgamation;

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(b) use its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable to be obtained under the Material Contracts in connection with the Amalgamation or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Amalgamation, in each case, on terms that are reasonably satisfactory to the Parent and the Purchaser, and without paying, and without committing itself or the Parent or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Parent and the Purchaser;

(c) use reasonable best efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from the Company relating to the Amalgamation;

(d) use reasonable best efforts to, on prior written approval of the Parent and the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Amalgamation and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Amalgamation or this Agreement;

(e) not take any action, or refrain from taking any action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Amalgamation or the transactions contemplated by this Agreement;

(f) use all commercially reasonable efforts to, as promptly as practicable, prepare and file all necessary documents, registrations, statements, petitions, filings and applications for any Regulatory Approvals and use its reasonable best efforts to obtain and maintain all Regulatory Approvals;

(g) use all commercially reasonable efforts to cooperate with the Parent and the Purchaser in connection with obtaining any Regulatory Approvals including providing the Parent and the Purchaser with copies of all notices and information or other correspondence supplied to, filed with or received from any Governmental Authority;

(h) concurrently with the Closing, use its reasonable best efforts to cause each of shareholders set forth on Schedule 7.3(h) to execute a lock-up agreement substantially in the form attached hereto as Schedule “D” (the “Lock-Up Agreements”);

(i) solicit proxies to be voted at the Company Meeting in favor of the matters to be considered at such meeting, including the Amalgamation Resolution and against any resolution submitted by any Person that is inconsistent with such resolution and the completion of the Transaction;

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(j) promptly notify the Parent and the Purchaser in writing of:

(i)	any Material Adverse Effect with respect to the Company or its Subsidiaries (taken as a whole) or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect with respect to the Company or its Subsidiaries (taken as a whole);

(ii)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Amalgamation;

(iii)	any notice or other communication from any material supplier, customer or other third party to the effect that such supplier, customer or third party is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Company or its Subsidiaries as a result of this Agreement or the Amalgamation;

(iv)	any notice or other communication from any Governmental Authority in connection with this Agreement (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Purchaser); or

(v)	any filing, actions, suits, claims, investigations or Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or its assets or properties;

(k) conduct itself, in all material respects, subject to Applicable Law, so as to keep the Parent and the Purchaser fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of its business; and

(l) use reasonable best efforts to provide (and use reasonable best efforts to cause its Representatives to provide) Parent with all cooperation requested by Parent that is customary to assist it in connection with the consummation of any equity or convertible or exchangeable security financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries).

7.4 Covenants of the Parent and the Purchaser Regarding the Conduct of Business

(a) The Parent and the Purchaser covenant and agree that, subject to Applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Company or as required or permitted by this Agreement, the Parent and the Purchaser shall, and shall cause their respective Subsidiaries to, conduct their business in the Ordinary Course and in accordance with Applicable Law.

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(b) Without limiting the generality of Section 7.4(a), subject to Applicable Law, the Parent and the Purchaser covenant and agree that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with the express prior written consent of the Company or as required or permitted by this Agreement, the Parent and the Purchaser shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to maintain and preserve intact the current business organization, assets, properties and business of the Parent, HoldCo, the Purchaser and their respective Subsidiaries, maintain in effect all material Authorizations of the Parent, HoldCo, the Purchaser and their respective Subsidiaries, keep available the services of the present employees and agents of the Parent, HoldCo, the Purchaser and their respective Subsidiaries and maintain good relations with, and the goodwill of, employees, suppliers, customers, creditors and all other Persons having business relationships with the Parent, HoldCo, the Purchaser and their respective Subsidiaries and, except as set forth in Section 7.4(b) of the Parent Disclosure Statement or with the prior written consent of the Company, the Parent and the Purchaser shall not, directly or indirectly, and shall cause their respective Subsidiaries not to:

(i)	make any change in its Organizational Documents, other than the Parent Charter Amendment;

(ii)	split, combine, consolidate or reclassify any shares of its capital stock, undertake any capital reorganization or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof);

(iii)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of its capital stock or reduce the stated capital in respect of the Parent Common Stock or any other shares of the Parent, HoldCo, the Purchaser and their respective Subsidiaries;

(iv)	except in connection with an equity or convertible or exchangeable security financing, issue, grant, deliver, sell, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, securities, options, warrants or similar rights exercisable or exchangeable for or convertible into such capital stock, of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, except for the issuance of Parent Capital Stock (A) issuable upon the exercise of the currently outstanding Parent Options, or (B) pursuant to outstanding Parent Warrants;

(v)	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, assets, securities, properties, interests or businesses of any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vi)	reorganize, amalgamate, combine or merge the Parent, HoldCo, the Purchaser or their respective Subsidiaries with any other Person (other than pursuant to the transactions contemplated by this Agreement);

(vii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Parent, HoldCo, the Purchaser or their respective Subsidiaries;

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(viii)	sell, lease, dispose of, surrender, lose the right to use, license or otherwise dispose of or transfer any assets of the Parent, HoldCo, the Purchaser or their respective Subsidiaries or any interest in any assets of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, other than in the Ordinary Course;

(ix)	make any capital expenditure or similar commitments, other than in the Ordinary Course;

(x)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

(xi)	prepay any long-term indebtedness before its scheduled maturity;

(xii)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xiii)	make any change in the Parent’s or its Subsidiaries’ methods of accounting (except as required by U.S. GAAP);

(xiv)	make any material Tax election, information schedule, return or designation, except as required by Applicable Law and in a manner consistent with past practice, settle or compromise any material Tax claim, assessment, reassessment or liability, file any amended Tax Return, enter into any material agreement with a Governmental Authority with respect to Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter or materially amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Applicable Law;

(xv)	cancel, waive, release, assign, settle or compromise any material claims or rights;

(xvi)	amend or modify or terminate or waive any right under any Material Contract or enter into any Contract or agreement that would be a Material Contract if in effect on the Execution Date;

(xvii)	amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Parent, HoldCo, the Purchaser or their respective Subsidiaries in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

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(xviii)	in respect of any assets of the Parent, HoldCo, the Purchaser or their respective Subsidiaries, waive, release, surrender, let lapse, grant or transfer any material right or value or amend, modify or change, or agree to amend, modify or change any existing material: (i) Authorization or (ii) right to use, lease, contract, production sharing agreement, Intellectual Property, or other material document;

(xix)	abandon or fail to diligently pursue any application for any material Authorizations, licenses, leases, or registrations or take any action, or fail to take any action, that could lead to the termination of any material Authorizations, licenses, leases or registrations; or

(xx)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

7.5 Covenants of the Parent and the Purchaser in Connection with the Transaction

Each of the Parent and the Purchaser shall use commercially reasonable efforts to perform, and shall cause their respective Subsidiaries to perform, all obligations required or desirable to be performed by each of the Parent and the Purchaser or any of their respective Subsidiaries under this Agreement, cooperate with the Company in connection therewith, and do all such other commercially reasonable acts and things as may be reasonably necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, each of the Parent and the Purchaser shall and, where appropriate, shall cause each of their respective Subsidiaries to:

(a) carry out in accordance with and subject to the terms of this Agreement and comply promptly as practicable with all requirements imposed by Applicable Law on it with respect to this Agreement or the Amalgamation;

(b) use its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) necessary or advisable to be obtained under the Material Contracts in connection with the Amalgamation or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Amalgamation, in each case, on terms that are reasonably satisfactory to the Company, and without paying, and without committing itself or the Company to pay, any consideration or incur any liability or obligation without the prior written consent of the Company;

(c) use all commercially reasonable efforts to effect all reasonably necessary registrations, filings and submissions of information required by Governmental Authorities from each of the Parent and the Purchaser relating to the Amalgamation;

(d) prepare and submit the NASDAQ Listing Application and use commercially reasonably efforts to cause such NASDAQ Listing Application to be conditionally approved prior to the Effective Time;

(e) use all commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Amalgamation and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Amalgamation or this Agreement;

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(f) use all commercially reasonable efforts to, as promptly as practicable, prepare and file all necessary documents, registrations, statements, petitions, filings and applications for any Regulatory Approvals and use commercially reasonable efforts to obtain and maintain all Regulatory Approvals;

(g) not take any action, or refrain from taking any action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Amalgamation or the transactions contemplated by this Agreement;

(h) use all commercially reasonable efforts to cooperate with the Company in connection with obtaining any Regulatory Approvals including providing the Company with copies of all notices and information or other correspondence supplied to, filed with or received from any Governmental Authority (provided that, notwithstanding anything to the contrary set forth in this Agreement, each of the Parent and the Purchaser are under no obligation to take any steps or actions that would, in their sole discretion, affect the Parent or the Purchaser’s right to own, use or exploit its business, operations or assets or those of the Company);

(i) solicit proxies to be voted at the Parent Meeting in favor of the matters to be considered at such meeting and against any resolution submitted by any Person that is inconsistent with the completion of the Transaction;

(j) promptly notify the Company of:

(i)	any Material Adverse Effect with respect to the Parent or the Purchaser (taken as a whole) or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect with respect to the Parent or the Purchaser (taken as a whole);

(ii)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Amalgamation;

(iii)	any notice or other communication from any material supplier, customer or other third party to the effect that such supplier, customer or third party is terminating, may terminate or is otherwise materially adversely modifying or may materially adversely modify its relationship with the Parent, HoldCo, the Purchaser or any of their Subsidiaries as a result of this Agreement or the Amalgamation;

(iv)	any notice or other communication from any Governmental Authority in connection with this Agreement (and the Parent or the Purchaser shall contemporaneously provide a copy of any such written notice or communication to the Company); or

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(v)	any filing, actions, suits, claims, investigations or Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or its assets or properties; and

(k) conduct itself, in all material respects, subject to Applicable Law, so as to keep the Company fully informed as to the material decisions required to be made or actions required to be taken with respect to the operation of its business.

7.6 Investment Canada Act

The Parent will file a “Notification to Acquire Control of an Existing Canadian Business” pursuant to the Investment Canada Act within 30 days after the Effective Date.

7.7 Directors and Officers of the Parent

The Parent will take all actions necessary to cause the number of directors of the Parent to be a minimum of seven (7), of which two (2) director shall be a designee of the Company and the remaining five (5) of which shall be designated by the Parent. The composition of the board of directors of the Parent shall satisfy all NASDAQ and SEC requirements. At closing of the Transaction, unless otherwise agreed to by the Parties, the board of directors of the Parent shall be comprised of the following individuals.

(a)	Dave Johnson, Executive Chairman and Chairman of the Board
(b)	Dr. Doug Lind, MD
(c)	Dr. Marcus Schabacker, MD, PhD
(d)	Mr. George Kegler
(e)	Mr. Sol Myer
(f)	Dr. Joseph Tucker (Company Nominee)
(g)	Brad Thompson (Company Nominee)

In addition to the foregoing, upon closing of the Transaction, Dr. Joseph Tucker shall be appointed as Chief Executive Officer of the Parent; Dr. Jillian Hagel shall be appointed as Chief Technical Officer of the Parent; Dr. Peter Facchini shall be appointed as Chief Scientific Officer of the Parent; and all other executive officers of the Parent shall remain in their respective positions. The Parent (and, if applicable, any Subsidiary thereof) shall each enter into an employment agreement with the individuals set forth in the immediately prior sentence pursuant to which such persons shall serve in their respective capacities, such employment agreements to be in the forms substantially set forth herein as Schedule “C”.

7.8 Actions to Satisfy Conditions

(a) The Company shall, and shall cause its Subsidiaries to, take all such actions as are within its power to control, and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the applicable conditions precedent in favor of the Parent as set forth in this Agreement.

(b) The Parent shall, and shall cause its Subsidiaries (including the Purchaser), to take all such actions as are within its power to control, and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the applicable conditions precedent in favor of the Company as set forth in this Agreement.

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7.9 Notice and Cure Provisions

(a) Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(i)	cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time; or

(ii)	result in the failure, in any material respect, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement.

(b) Notification provided under this Section 7.10 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(c) The Parent and the Purchaser may not elect to exercise their right to terminate this Agreement pursuant to Section 9.2 and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 9.2, unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the End Date, the Terminating Party may not exercise such termination right until the earlier of (a) the End Date, and (b) the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting or the Parent Meeting, if necessary, unless the Parties agree otherwise, the Company shall postpone or adjourn the Company Meeting, and the Parent shall postpone or adjourn the Parent Meeting, if necessary, to the earlier of (a) five (5) Business Days prior to the End Date and (b) the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party.

7.10 Access to Information; Confidentiality

(a) From the Execution Date until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with Applicable Laws, each Party will, and will direct its respective Subsidiaries, its Affiliates and its and its Representatives, as applicable, to:

(i)	give the other Party and their respective Representatives reasonable access to the offices, properties, books and records of such Party; and

(ii)	furnish to the other Party and their Representatives such financial and operating data and other information as such Person may reasonably request.

(b) Any investigation pursuant to this Section 7.10 will be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the other Party or any Affiliate thereof, as the case may be.

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(c) The Parties acknowledge and agree that information and access furnished pursuant to this Section 7.10 shall be subject to all applicable antitrust and competition laws and the terms and conditions of the Confidentiality Agreement, which shall continue to apply in full force and effect notwithstanding the execution of this Agreement by the Parties or the announcement of this Agreement.

7.11 Insurance and Indemnity Agreements.

Prior to the Closing Date, the Company shall purchase, at the Company’s sole expense, the insurance policy set forth in Section 7.11 of the Company Disclosure Statement and a customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favorable in the aggregate than the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Closing Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Closing Date and Purchaser and Parent agree to not take or permit any action to be taken by or on behalf of Company (including Amalco as successor thereto) following the Closing Date to terminate or adversely affect such directors’ and officers’ insurance.

Purchaser and Parent agree that, after the Effective Time, Purchaser and Parent and their successors (including Amalco) will not take any action to terminate or materially adversely affect, and will fulfill its obligations pursuant to, indemnities provided or available to or in favor of past and present officers and directors of Company pursuant to the provisions of the articles, by-laws or other constating documents of the Company, applicable corporate legislation and any written indemnity agreements (and each of them), which have been entered into between the Company and its past or current officers or directors effective on or prior to the date hereof.

7.12 Proxy Statement/Prospectus

(a) As promptly as reasonably practicable following the date of this Agreement, the Parent shall prepare and file with the SEC a proxy statement to be sent to the stockholders of the Parent relating to the meeting of the Parent Stockholders and a Registration Statement on Form S-4 (including a prospectus) (including all amendments thereto, “S-4 Registration Statement”) in connection with the issuance of shares of Parent Capital Stock (and, with respect to the Company Stock Option Plan that is assumed, a newly filed Registration Statement on Form S-8, as applicable), of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”), and the Company shall, or shall cause its Affiliates to, prepare and file with the SEC all other documents to be filed by the Parent with the SEC in connection with the Amalgamation and the other transactions contemplated hereby (the “Other Filings”) as required by the 1933 Act or the U.S. Exchange Act. The Parent and the Company shall cooperate with each other in connection with the preparation of the S-4 Registration Statement, the Proxy Statement/Prospectus and any Other Filings. Each Party shall as promptly as reasonably practicable notify the other Party of the receipt of any oral or written comments from the staff of the SEC on the S-4 Registration Statement or any Other Filing. The Parent and the Company shall also use their reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all applicable Securities Laws or “blue sky” notice requirements in connection with the Amalgamation and to consummate the other transactions contemplated hereby.

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(b) The Parent covenants and agrees that the S-4 Registration Statement and Proxy Statement/Prospectus, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the S-4 Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto is filed with the SEC or the Proxy Statement/Prospectus is first mailed to the Parent Stockholders, at the time of the Parent Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by the Company and its Subsidiaries to the Parent for inclusion in the S-4 Registration Statement and Proxy Statement/Prospectus (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, the Parent makes no covenant, representation or warranty with respect to statements made in the S-4 Registration Statement or Proxy Statement/Prospectus (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by the Company or its Subsidiaries specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement and Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement to be declared effective as soon as possible and the Proxy Statement/Prospectus to be mailed to Parent Stockholders as promptly as practicable after the SEC declares the S-4 Registration Statement to be effective. Each Party shall promptly furnish to the other Party all information concerning such Party, such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.15. If any event relating to the Parent or the Company occurs, or if the Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the S-4 Registration Statement and/or Proxy Statement/Prospectus, then the Parent or the Company, as applicable, shall promptly inform the other Party thereof and shall cooperate with one another in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent Stockholders.

(c) The Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts cooperate with the Parent and provide, and require its Representatives, advisors, accountants and attorneys to provide, the Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding the Company and its Subsidiaries that is required by Applicable Law to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus or reasonably requested from the Parent to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus. The information provided by the Company and its Subsidiaries to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.13 Company Circular

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Company Circular together with any other documents required by Applicable Laws in connection with the Company Meeting and cause the Company Circular and such other documents to be mailed to the Company Shareholders and such other Persons as required by Applicable Laws and filed with applicable securities regulatory authorities and other Governmental Authorities in all jurisdictions where the same are required to be filed and convene and conduct the Company Meeting at which Company Meeting the Amalgamation Resolution shall be submitted to the Company Shareholders entitled to vote upon such resolution for approval.

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(b) The Company covenants and agrees that the Company Circular will not, at the date of the Company Circular contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Parent covenants and agrees that the information provided by the Parent and its Subsidiaries (including the Purchaser) to the Company for inclusion in the Company Circular (including the Purchaser Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Company Circular based on information furnished in writing by the Parent, its Subsidiaries or its Representatives specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Company Circular to comply with the applicable Canadian Securities Laws and the BCBCA. Each Party shall promptly furnish to the other Party all information concerning such Party, such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.13. If any event relating to the Company or the Parent occurs, or if the Company or the Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Company Circular, then the Company or the Parent, as applicable, shall promptly inform the other Party thereof and shall cooperate with one another in filing such amendment or supplement and, if appropriate or required under Applicable Law, in mailing such amendment or supplement to the Company Shareholders.

(c) The Parent and the Purchaser shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts cooperate with the Company and provide, and require its Representatives, advisors, accountants and attorneys to provide, the Company and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding the Parent, HoldCo, the Purchaser and their Subsidiaries that is required by Applicable Law to be included in the Company Circular or reasonably requested from the Parent to be included in the Company Circular The information provided by the Parent, HoldCo, the Purchaser and their Subsidiaries to be included in the Company Circular shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.14 Conversion of Holdco to ULC

Notwithstanding anything to the contrary in this Agreement, on or before the Closing Date, the Parent shall cause Holdco to become an unlimited liability company pursuant to, and in accordance with, the provisions of the BCBCA and shall cause Holdco to make all required filings with the Registrar to effect the same.

Article 8
CONDITIONS

8.1 Mutual Conditions Precedent

The Parties are not required to complete the Amalgamation unless each of the following conditions is satisfied at or prior to the Closing, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

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(b) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Amalgamation will be in effect, nor will any Proceeding brought by any administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Amalgamation, which makes the consummation of the Amalgamation illegal.

(d) Regulatory Approvals. Each required Regulatory Approval has been made, given or obtained and each such Regulatory Approval is in force and has not been modified. Any waiting period applicable to the consummation of the Amalgamation under any Regulatory Approval will have expired or been terminated.

(e) NASDAQ Listing Application. The NASDAQ Listing Application shall have been approved, if such approval is required to maintain such listing following the consummation of the Amalgamation.

(f) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order.

8.2 Additional Conditions Precedent to the Obligations of the Parent and the Purchaser

The Purchaser is not required to complete the Amalgamation unless each of the following conditions is satisfied at or prior to the Closing, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article 4 qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (as applicable), except to the extent such representations and warranties speak as of another date (in which case, such representations and warranties shall be true and correct as of such date).

(b) Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Closing Date.

(c) Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to the Company that has not been disclosed by the Company prior to the Execution Date.

(d) Certificate. The Company shall have delivered a certificate signed by an executive officer of the Company (without personal liability), in form and substance reasonably satisfactory to the Parent, dated as of the Closing Date, to the effect that each of the conditions specified in Section 8.2(a) – (c) have been satisfied in all respects.

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(e) Fairness Opinion. The Company shall have delivered to the Parent a fairness opinion for the Transactions, in form and substance reasonably satisfactory to the Parent.

(f) Financial Statements. The Company shall have delivered audited financial statements for fiscal year 2020 and year-to-date 2021 in accordance with U.S. GAAP to the Parent as required by the SEC rules, as well as any other financial statements as may be required by the rules and regulations of the 1933 Act and the U.S. Exchange Act.

(g) No Legal Action. There is no Proceeding (whether, for greater certainty, by a Governmental Authority or any other Person), excluding any Proceeding initiated by the Parent or the Purchaser, pending or threatened in any jurisdiction to:

(i)	cease trade, enjoin, prohibit, or impose any limitations, damages or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Company Common Shares, including the right to vote the Company Common Shares;

(ii)	prohibit, restrict or impose terms or conditions on, the Amalgamation, or the ownership or operation by the Parent and the Purchaser of the business or assets of the Parent, HoldCo, the Purchaser, the Company or their respective Subsidiaries, or compel the Parent or the Purchaser to dispose of or hold separate any of the business or assets of the Parent, HoldCo, the Purchaser, the Company or their respective Subsidiaries as a result of the Amalgamation; or

(iii)	prevent or materially delay the consummation of the Amalgamation, or if the Amalgamation were to be consummated, have a Material Adverse Effect with respect to the Company or its Subsidiaries.

(h) Officer’s Certificate. The Parent shall have received a certificate in form and substance reasonably satisfactory to the Parent executed by an officer of the Company (without personal liability) certifying as to (i) an attached copy of each of the Amalgamation Resolution and the Company Board Approval and stating neither the Amalgamation Resolution nor the Company Board Approval has been amended, modified, revoked or rescinded, (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement and (iii) true and complete attached copies of the Organizational Documents of the Company and its Subsidiaries.

(i) Certified Company Securityholder Lists. An officer of the Company will have executed and delivered to Parent at least two (2) Business Days prior to the Closing Date a certificate in a form and substance reasonably satisfactory to the Parent which sets forth (i) a true and complete list of the Company Securityholders immediately prior to the Effective Time and the number and type of Company Common Shares, Company Options, Company SARs or Company Warrants owned by each such Company Securityholder and (ii) each Company Securityholder’s pro rata share of the Consideration.

(j) Certificate of Good Standing. The Company shall have provided the Parent a certificate of good standing (or equivalent) from the appropriate Governmental Authority of the jurisdiction of incorporation of the Company and its Subsidiaries.

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(k) Consents. Evidence in form and substance reasonably satisfactory to the Parent that (i) the Company shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) the Company shall have obtained all consents, waivers and approvals set forth on Schedule 8.2(l) hereof in a form and substance reasonably satisfactory to the Parent and copies thereof shall have been delivered to the Parent.

(l) Net Cash. Immediately prior to the Effective Time, the Company shall have unencumbered, unrestricted cash on hand of at least C$4,000,000 minus any cash expended or to be expended on reasonable and documented out-of-pocket costs primarily related to the Transaction.

(m) Option Plan Amendment. Evidence reasonably satisfactory to the Parent of the amendment to the Company Option Plan described in Section 2.5(a).

8.3 Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Amalgamation unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(a) Representations and Warranties. The representations and warranties of the Parent and the Purchaser set forth in Article 5 shall be true and correct as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (as applicable), except to the extent such representations and warranties speak as of another date (in which case, such representations and warranties shall be true and correct as of such date), and the Parent has delivered a certificate confirming same to the Company, executed by an officer of the Parent (without personal liability) addressed to the Company and dated as of the Closing Date.

(b) Performance of Covenants. Each of the Parent and the Purchaser has fulfilled or complied in all material respects with each of the covenants of the Parent and the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Closing Date, and has delivered a certificate confirming same to the Company, executed by an officer of the Parent (without personal liability) addressed to the Company and dated as of the Closing Date.

(c) Material Adverse Effect. There shall not have been or occurred a Material Adverse Effect with respect to the Parent that has not been disclosed by the Parent prior to the Execution Date.

(d) Certificate. The Parent shall have delivered a certificate signed by an executive officer of the Parent (without personal liability), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that each of the conditions specified in Section 8.3(a) – (c) have been satisfied in all respects.

(e) Fairness Opinion. The Parent shall have delivered to the Company a fairness opinion for the Transactions, in form and substance reasonably satisfactory to the Company.

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(f) Consents. Evidence in form and substance reasonably satisfactory to the Company that (i) the Parent shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) the Parent shall have obtained all consents, waivers and approvals set forth on Schedule 8.3(f) hereof in a form and substance reasonably satisfactory to the Parent and copies thereof shall have been delivered to the Parent.

(g) Officer’s Certificate. The Company shall have received a certificate executed by an officer of the Parent (without personal liability) certifying as to (i) an attached copy of each of the Parent Stockholder Approval Resolution and the Parent Board Approval and stating neither the Parent Stockholder Approval Resolution nor the Parent Board Approval has been amended, modified, revoked or rescinded, (ii) the incumbency, authority and specimen signature of each officer of the Parent executing this Agreement and (iii) true and complete attached copies of the Organizational Documents of the Parent and the Purchaser.

(h) Certificate of Good Standing. The Parent and the Purchaser shall have provided the Company a certificate of good standing (or equivalent) from the appropriate Governmental Authority of the jurisdiction of incorporation or formation of the Parent and the Purchaser.

(i) Closing Cash. Immediately prior to the Effective Time, the Parent shall have unencumbered, unrestricted cash on hand of at least $15,000,000 minus any cash expended or to be expended on reasonable and documented out-of-pocket costs primarily related to the Transaction.

(j) Form 8-K. Parent shall have prepared a Form 8-K as required by the SEC rules and regulations, in a form and substance reasonably satisfactory to the Company.

(k) Directors and Officers. The Parent shall have provided the Company evidence satisfactory to the Company, acting reasonably, that the appointments and elections contemplated by Section 7.7 will become effective as of the Closing.

8.4 Satisfaction of Conditions

The conditions precedent set out in this Article 8 are inserted for the benefit of the respective Parties. Any Party may refuse to proceed with the Closing if the conditions precedent inserted for its benefit are not fulfilled to its reasonable satisfaction at or prior to the Closing, and it will incur no liability to any other Party by reason of such refusal.

8.5 Right of Waiver

The conditions precedent set out in this Article 8 may be waived in whole or in part by the Party for whose benefit they are inserted, in such Party’s absolute discretion. No such waiver will be of any effect unless it is in writing signed by the Party granting the waiver or if such Party determines to proceed with the Closing.

Article 9
TERM AND TERMINATION

9.1 Term

This Agreement shall be effective from the Execution Date until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

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9.2 Termination

(a) This Agreement may be terminated prior to the Effective Time by:

(i)	the mutual written agreement of the Parties; or

(ii)	either the Company or the Purchaser if:

	(A)	the Parent Stockholder Approval Resolution is not approved by the requisite vote at the Parent Meeting provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(A) if the failure to obtain the Parent Stockholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

	(B)	the Amalgamation Resolution is not approved by the necessary Company Securityholders at the Company Meeting provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(B) if the failure to obtain the approval of the necessary Company Securityholders has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

	(C)	after the date of this Agreement, any Applicable Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Amalgamation illegal or otherwise permanently prohibits or enjoins the Company, the Parent or the Purchaser from consummating the Amalgamation, and such Applicable Law has, if applicable, become final and non-appealable;

	(D)	if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, that the right to terminate this Agreement under this Section 9.2(a)(ii)(D) shall not be available to a party if such order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

	(E)	the Effective Time does not occur on or prior to the End Date, provided that a Party may not terminate this Agreement pursuant to this Section 9.2(a)(ii)(E) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement, provided, however, in the event that the SEC has not concluded its review of the S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either of Parent or the Company shall be entitled to extend the End Date for an additional sixty (60) days by providing written notice to the other party;

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(iii)	the Company if:

	(A)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or the Purchaser under this Agreement occurs that would cause any condition in Section 8.3(a) or Section 8.3(b) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the End Date or is not cured in accordance with the terms of Section 7.10; provided that any willful breach shall be deemed to be incurable, and; provided, further that the Company is not then in breach of this Agreement so as to cause any condition in Section 8.2(a) or Section 8.2(b) not to be satisfied;

	(B)	the Company wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 6.1(d)), in compliance with Section 6.1 and provided that no termination under this Section 9.2(a)(iii)(B) shall be effective unless and until the Company shall have paid to the Purchaser the Termination Fee required to be paid pursuant to Section 10.1(a);

	(C)	(1) the Parent Board or any committee of the Parent Board fails to unanimously recommend or withdraws, amends, modifies or qualifies the Parent Board Approval, or publicly proposes or states its intention to do so (a “Parent Change in Recommendation”) (2) the Parent Board or a committee thereof shall have approved or recommended any Acquisition Proposal or authorized the Parent to enter into binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 6.1(d)); or (3) the Parent breaches Article 6 in any material respect, provided, however, no termination pursuant to this Section 9.2(a)(iii)(C) shall be effective unless and until the Company shall have paid to the Purchaser the Termination Fee required to be paid pursuant to Section 10.1; or

	(D)	there has occurred a Material Adverse Effect with respect to the Parent that has not been disclosed by the Parent prior to the Execution Date;

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(iv)	the Parent (on its own behalf and on behalf of the Purchaser) if:

	(A)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 8.2(a) or Section 8.2(b) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the End Date or is not cured in accordance with the terms of Section 7.10; provided that any willful breach shall be deemed to be incurable, and; provided, further that the Parent is not then in breach of this Agreement so as to cause any condition in Section 8.3(a) or Section 8.3(b) not to be satisfied;

	(B)	the Parent wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 6.1(d)), subject to compliance with Section 6.1 and provided that no termination under this Section 9.2(a)(iv)(B) shall be effective unless and until the Parent shall have paid to the Company the Termination Fee required to be paid pursuant to Section 10.1(b);

	(C)	(1) the Company Board or any committee of the Company Board fails to unanimously recommend or withdraws, amends, modifies or qualifies the Company Board Approval, or publicly proposes or states its intention to do so (a “Company Change in Recommendation”) (2) the Company Board or a committee thereof shall have approved or recommended any Acquisition Proposal or authorized the Company to enter into binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 6.1(d)); or (3) the Company breaches Article 6 in any material respect; provided, however, no termination pursuant to this Section 9.2(a)(iv)(C) shall be effective unless and until the Parent shall have paid to the Company the Termination Fee required to be paid pursuant to Section 10.1; or

	(D)	there has occurred a Material Adverse Effect with respect to the Company that has not been publicly disclosed by the Company prior to the Execution Date.

(b) The Party desiring to terminate this Agreement pursuant to this Section 9.2 shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

9.3 Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 9.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except (a) as set forth in Section 11.6, (b) Article 10, and (c) provided further that no Party shall be relieved of any liability for any fraud or willful breach by it of this Agreement. No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Section 9.3, Article 10, Article 11 (other than Section 11.6) and the defined terms used in such Section and Article set forth or referenced in Section 1.1 hereof, survive termination of this Agreement in accordance with their respective terms.

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Article 10

TERMINATION AMOUNTS AND OTHER ARRANGEMENTS

10.1 Termination Fee

(a) The Company shall pay to Parent and Parent shall be entitled to the Termination Fee (on its own behalf and on behalf of the Purchaser) upon the occurrence of any of the following events (each a “Parent Termination Payment Event”) which shall be paid by Company within the time specified in respect of each such Parent Termination Payment Event:

(i)	by the Parent pursuant to Section 9.2(a)(iv)(C) [Company Change in Recommendation, Agreement with Respect to an Acquisition Proposal or Breach of Non-Solicit]; or

(ii)	by the Company pursuant to Section 9.2(a)(iii)(B) [Superior Proposal];

provided that the Termination Fee shall not be payable pursuant to this Section 10.1(a) if Parent or Purchaser are then in breach of any of their respective representations and warranties or any of their covenants or agreements under this Agreement.

(b) If a Parent Termination Payment Event occurs, the Company shall pay the Termination Fee to the Parent, or as the Parent may direct, as liquidated damages in consideration for the loss of the Parent’s and Purchaser’s rights under this Agreement, by wire transfer of immediately available funds, as follows:

(iii)	if the Termination Fee is payable pursuant to Section 10.1(a)(i), the Termination Fee shall be payable within three (3) Business Days following such termination; or

(iv)	if the Termination Fee is payable pursuant to Section 10.1(a)(ii), the Termination Fee shall be payable concurrently with the execution of the definitive agreement with respect to the Superior Proposal referred to in Section 9.2(a)(iii)(B);

(c) Parent shall pay to the Company and Company shall be entitled to the Termination Fee upon the occurrence of any of the following events (each a “Company Termination Fee Event”) which shall be paid by Parent within the time specified in respect of each such Company Termination Payment Event:

(v)	by the Company pursuant to Section 9.2(a)(iii)(C) [Parent Change in Recommendation, Agreement with Respect to an Acquisition Proposal or Breach of Non-Solicit]; or

(vi)	by the Parent pursuant to Section 9.2(a)(iv)(B) [Superior Proposal];

provided that the Termination Fee shall not be payable pursuant to this Section 10.1(c) if Company is then in breach of any of its representations and warranties or any of its covenants or agreements under this Agreement.

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(d) If a Parent Termination Payment Event occurs, the Company shall pay the Termination Fee to the Parent, or as the Parent may direct, as liquidated damages in consideration for the loss of the Parent’s and Purchaser’s rights under this Agreement, by wire transfer of immediately available funds, as follows:

(vii)	if the Termination Fee is payable pursuant to Section 10.1(c)(i), the Termination Fee shall be payable within three (3) Business Days following such termination; or

(viii)	if the Parent Termination Payment is payable pursuant to Section 10.1(c)(ii), the Termination Fee shall be payable concurrently with the execution of the definitive agreement with respect to the Superior Proposal referred to in Section 9.2(a)(iv)(B);

(e) The Termination Fee shall be payable by a Party by wire transfer in immediately available funds to an account specified by the other Party. For greater certainty, in no event shall a Party be obligated to pay the Termination Fee on more than one occasion.

(f) Each of the Parties acknowledges that the agreements contained in this Section 10.1 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 10.1 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties and that such payments are intended to be proceeds for the disposition of the applicable Party’s rights under this Agreement. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agrees that, upon any termination of this Agreement under circumstances where a Party is entitled to a Termination Fee is paid in full, such Party shall be precluded from any other remedy against the other Party under Applicable Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Other Party, its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or its Representatives in connection with this Agreement or the transactions contemplated hereby.

(g) Nothing in this Section 10.1 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by the other Party as a result of fraud or an intentional or wilful breach of this Agreement by such Party. Nothing in this Section 10.1 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by the other Party as a result of fraud or an intentional or wilful breach of this Agreement by such Party.

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Article 11
GENERAL PROVISIONS

11.1 Amendments

This Agreement and the Amalgamation may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Company Securityholders, and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d) modify any mutual conditions contained in this Agreement.

11.2 Notices

Any notice, direction or other communication regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier, or facsimile (but not by electronic mail) and addressed:

(a)	to Parent and the Purchaser at:

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

Attention: David Johnson

Email: djohnson@enveric.com

with copies to:

Haynes and Boone, LLP

30 Rockefeller Plaza

26th Floor

New York, NY 10112

Attention: Rick Werner

E-Mail: Rick.Werner@haynesboone.com

Haynes and Boone, LLP

1050 17th Street

Suite 1800

Denver, CO 80265

Attention: Dan Malone

Email: Dan.Malone@haynesboone.com

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(b)	to the Company at:

MagicMed Industries Inc.

c/o 120-4838 Richard Rd SW

Calgary, Alberta T3E 6L1

Attention: Dr. Joseph Tucker

E-Mail: jtucker@magicmedindustries.com

with copies to:

Greenfield Law

120-4838 Richard Rd SW

Calgary, Alberta T3E 6L1

Attention: Mike Flach

E-Mail: michael@greenfields-law.com

Burnet, Duckworth & Palmer LLP

Suite 2400, 525-8th Ave SW

Calgary, Alberta T2P 1G1

Attention: Syd S. Abougoush

E-Mail: sabougoush@bdplaw.com

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted, (iii) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted, (iv) if sent by overnight courier, on the next Business Day, or (v) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

11.3 Further Assurances

Each Party will execute and deliver all such further documents and instruments and do all acts and things as the other Parties may, either before or after the Effective Time, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

11.4 Time of the Essence

Time is of the essence to this Agreement.

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11.5 Expenses

Each of the Parties shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein, including all costs and charges incurred prior to the date of this Agreement and all legal and accounting fees and disbursements relating to preparing the Transaction Documents or otherwise relating to the transactions contemplated herein.

11.6 Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

11.7 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

11.8 No Third Party Beneficiaries

The Parties intend that this Agreement will not benefit or create any right or cause of action in favor of, any Person, other than the Parties and no Person, other than the Parties to this Agreement, is entitled to rely on the provisions of this Agreement in any Proceeding or other forum.

11.9 Entire Agreement

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties; provided that to the extent any provisions of the Confidentiality Agreement conflict with the terms of this Agreement, the terms of this Agreement shall prevail. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

11.10 Benefit of the Agreement

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the Parties.

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11.11 Successors and Assigns

(a) This Agreement becomes effective only when executed by the Company, the Parent and the Purchaser. After that time, it will be binding upon and inure to the benefit of the Company, the Parent and the Purchaser and their respective successors and permitted assigns.

(b) Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

11.12 Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.13 Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of competent jurisdiction of the Province of British Columbia in any Proceeding hereunder, and waives objection to the venue of any Proceeding in such court or that such court provides an inconvenient forum.

11.14 Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

11.15 Electronic Execution

Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such Party.

11.16 Rules of Construction

The Parties to this Agreement waive the application of any Applicable Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

11.17 No Liability

No director or officer of the Parent or the Purchaser shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Parent or the Purchaser. No director or officer of the Company shall have any personal liability whatsoever to the Parent or the Purchaser under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company.

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IN WITNESS WHEREOF the Parties have executed this Amalgamation Agreement as of the date first written above.

ENVERIC BIOSCIENCES, INC.

By:	/s/ David Johnson
Title:	Chief Executive Officer

Print Name:	David Johnson

1306432 B.C. LTD.

By:	/s/ David Johnson
Title:	President

Print Name:	David Johnson

1306436 B.C. LTD.

By:	/s/ David Johnson
Title:	President

Print Name:	David Johnson

MAGICMED INDUSTRIES INC.

By:	/s/ Joseph Tucker
Title:	Chief Executive Officer

Print Name:	Joseph Tucker

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